    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 17, 1999
                                                      REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                       ----------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                             SUPERIOR TELECOM INC.
                                SUPERIOR TRUST I
             (Exact name of registrant as specified in its charter)

                               DELAWARE                                                          58-2248978
                    (State or other jurisdiction of                                              51-0386384
                    incorporation or organization)                                  (I.R.S. Employer Identification No.)

                       ----------------------------------

                                 1790 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 757-3333
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                       ----------------------------------

                           STEWART H. WAHRSAGER, ESQ.
                                GENERAL COUNSEL
                             SUPERIOR TELECOM INC.
                                 1790 BROADWAY
                            NEW YORK, NEW YORK 10019
                                 (212) 757-3333
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                       ----------------------------------

                                    COPY TO:
                              RONALD R. PAPA, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                         NEW YORK, NEW YORK 10036-8299
                                 (212) 969-3000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT HAS BEEN DECLARED EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest investment plans, please check the following box. / /
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ______
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                       ----------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
                  TITLE OF SHARES TO BE                         AMOUNT TO BE          OFFERING PRICE       AGGREGATE OFFERING
                        REGISTERED                               REGISTERED            PER UNIT (1)           PRICE (1)(2)
8 1/2% Trust Convertible Preferred Securities of Superior
  Trust I.................................................        1,473,352               $47.00               $69,247,544
8 1/2% Convertible Subordinated Debentures due 2014 of
  Superior TeleCom Inc....................................           (3)                    (3)                    (3)
Common Stock, par value $.01 per share, of Superior
  TeleCom Inc.............................................        1,644,408                 (4)                    (4)
Guarantee of Superior TeleCom Inc.........................           (5)                    (5)                    (5)

                                                                  AMOUNT OF
                  TITLE OF SHARES TO BE                         REGISTRATION
                        REGISTERED                                   FEE
8 1/2% Trust Convertible Preferred Securities of Superior
  Trust I.................................................         $19,251
8 1/2% Convertible Subordinated Debentures due 2014 of
  Superior TeleCom Inc....................................           --
Common Stock, par value $.01 per share, of Superior
  TeleCom Inc.............................................           --
Guarantee of Superior TeleCom Inc.........................           --

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act").
(2) Exclusive of accrued interest and distributions, if any.
(3) Up to $73,667,600 in aggregate principal amount of 8 1/2% Convertible Subordinated Debentures due 2014 (the "Debentures") of Superior TeleCom Inc., a Delaware corporation ("Superior"), issued to Superior Trust I, a Delaware statutory business trust (the "Trust"), in connection with the issuance by the Trust of 8 1/2% Trust Convertible Preferred Securities (the "Trust Preferred Securities"). The Debentures may be distributed, under certain circumstances, to holders of Trust Preferred Securities for no additional consideration.
(4) The Trust Preferred Securities are convertible into shares of common stock, par value $.01 per share, of Superior ("Superior Common Stock") after September 30, 1999. Each Trust Preferred Security is initially convertible into 1.1161 shares of Superior Common Stock, subject to adjustment under certain circumstances. This Registration Statement includes such additional shares of Superior Common Stock as may be issuable pursuant to such adjustments. The shares of Superior Common Stock issued upon conversion of the Trust Preferred Securities will be issued for no additional consideration. The provisions of Rule 416 under the Securities Act shall apply to this Registration Statement and the number of shares of Superior Common Stock registered by this Registration Statement automatically shall increase or decrease as a result of any future stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction.
(5) Includes the obligations of Superior under the Guarantee Agreement, dated as of March 31, 1999 (the "Guarantee"), between Superior and American Stock Transfer & Trust Company, as Guarantee Trustee, and certain back-up undertakings under (i) the Indenture, dated as of March 31, 1999, between Superior and American Stock Transfer & Trust Company, as Indenture Trustee, pursuant to which the Debentures were issued and (ii) the Amended and Restated Declaration of Trust, dated as of March 31, 1999, among Superior, American Stock Transfer & Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, and the Administrative Trustees named therein, including Superior's obligation to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Preferred Securities and common securities of the Trust), which in the aggregate provide a full and unconditional guarantee of amounts due on the Trust Preferred Securities. The Guarantee is not traded separately.

                       ----------------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED AUGUST 17, 1999

PROSPECTUS

                                SUPERIOR TRUST I

            1,473,352 8 1/2% TRUST CONVERTIBLE PREFERRED SECURITIES (LIQUIDATION PREFERENCE $50 PER TRUST PREFERRED SECURITY)

                    FULLY AND UNCONDITIONALLY GUARANTEED BY

                             SUPERIOR TELECOM INC.

                            ------------------------

    The selling securityholders listed on page 11 of this prospectus are offering up to 1,473,352 8 1/2% trust convertible preferred securities of Superior Trust I that they received in connection with the merger of Essex International Inc. with a subsidiary of Superior TeleCom Inc. The merger was consummated on March 31, 1999. In connection with the merger, we agreed with the selling securityholders that we would use our best efforts to effect this registration after the closing of the merger and to keep it in effect until April 30, 2000.

    Each trust preferred security will be convertible into 1.1161 shares of common stock of Superior after September 30, 1999. This conversion rate is subject to adjustment, as described in this prospectus. You should also be aware that:

    - Superior can exchange the trust preferred securities for debt with similar terms whenever it wants;

    - this debt is subordinate to all of Superior's current and future senior secured debt; and

    - the payment of distributions on the trust preferred securities can be deferred by Superior.

    We will not receive any proceeds from the sale of trust preferred securities by the selling securityholders. We will not be paying any underwriting discounts or commissions in this offering.

    The trust preferred securities are traded on the New York Stock Exchange under the symbol "SUT PrA." On August 13, 1999, the last reported sale price of the trust preferred securities on the New York Stock Exchange was $47.50 per trust preferred security.

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 5.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  August   , 1999

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------

ABOUT SUPERIOR TELECOM INC. ...............................................................................          3

ABOUT THE TRUST PREFERRED SECURITIES.......................................................................          3

FORWARD-LOOKING STATEMENTS.................................................................................          4

RISK FACTORS...............................................................................................          5

RATIOS OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS......................................         11

USE OF PROCEEDS............................................................................................         11

SELLING SECURITYHOLDERS....................................................................................         11

DESCRIPTION OF THE TRUST PREFERRED SECURITIES..............................................................         13

DESCRIPTION OF THE GUARANTEE AGREEMENT.....................................................................         23

DESCRIPTION OF THE DEBENTURES..............................................................................         26

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE DEBENTURES AND THE GUARANTEE AGREEMENT..............         34

MATERIAL FEDERAL INCOME TAX CONSEQUENCES...................................................................         35

LEGAL MATTERS..............................................................................................         41

EXPERTS....................................................................................................         41

WHERE YOU CAN FIND MORE INFORMATION........................................................................         42

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................................................         42

                          ABOUT SUPERIOR TELECOM INC.

    Superior TeleCom Inc. is the largest wire and cable manufacturer in the United States and the third largest in the world. Superior manufactures a broad portfolio of wire and cable products with primary applications in the communications, original equipment manufacturer and electrical markets. Superior is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators; magnet wire and insulation materials for motors, transformers and electrical controls, as well as automotive and specialty wiring assemblies for automobiles and trucks; and building and industrial wire for applications in commercial and residential construction and industrial facilities.

    Superior was incorporated under the laws of the State of Delaware on July 17, 1996. Its principal executive offices are located at 1790 Broadway, New York, New York 10019 and its telephone number is (212) 757-3333.

                      ABOUT THE TRUST PREFERRED SECURITIES

    The trust preferred securities are preferred securities issued by Superior Trust I, a trust formed by Superior. The trust preferred securities:

    - bear a dividend at an annual rate of $4.25 per share, payment of which may be deferred by Superior;

    - are convertible at the holder's option into common stock of Superior after September 30, 1999 at an initial conversion rate of 1.1161 shares of Superior common stock for each trust preferred security, subject to adjustment as described in this prospectus;

    - are redeemable at Superior's option beginning on April 1, 2003, or during the year beginning on April 1, 2002 depending on the price of Superior's common stock;

    - are exchangeable at Superior's option at any time for a like amount of convertible subordinated debentures of Superior having payment terms substantially identical to those of the trust preferred securities; and

    - are subordinate to all current and future senior secured debt of Superior.

    At the same time that the trust issued the trust preferred securities, Superior issued debt, represented by 8 1/2% convertible subordinated debentures, to the trust. These debentures have "back-to-back" terms with the trust preferred securities, which means that Superior is required to make interest and other payments on the debt to the trust at the same time, and in the same amounts, as distributions and other payments by the trust are due on the trust preferred securities. If Superior does not pay interest or other amounts due on the debentures, the trust will not be able to pay distributions or other amounts due on the trust preferred securities. Superior, in a guarantee agreement, has guaranteed the trust's obligations to make these payments, but only to the extent Superior makes payments on the debt. The risks associated with this structure are described under "Risk Factors" beginning on page 5.

    For more information about the trust preferred securities, see "Description of the Trust Preferred Securities" beginning on page 13.

                           FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or the future financial performance of Superior. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms and other comparable terminology. These statements only reflect management's expectations and estimates. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined on pages 5 to 10 under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements. We are not undertaking any obligations to update any forward-looking statements contained in this prospectus to reflect any future events or developments.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT DECISION.

RISKS RELATING TO SUPERIOR

    IF WE CANNOT SUCCESSFULLY INTEGRATE THE RECENTLY ACQUIRED ESSEX INTERNATIONAL INC., OUR BUSINESS COULD BE ADVERSELY AFFECTED. To combine the recently acquired Essex International Inc. with Superior, we will need to integrate and coordinate the management and administrative functions, product offerings and sales, marketing and research and development efforts of each company. If we cannot successfully integrate the companies' operations, our business and the results of operations of the combined businesses could be adversely affected.

    Combining Superior and Essex will present a number of challenges, including the management of businesses with different customer bases and different approaches to manufacturing, sales and service, and the integration of a number of geographically separated research and development and other facilities. In addition, because our management will be occupied with integrating the companies' operations, this may temporarily distract management from the companies' day-to-day businesses. We thus cannot assure you that the companies will be smoothly and successfully integrated.

    OUR SUBSTANTIAL DEBT OBLIGATIONS COULD DETRIMENTALLY AFFECT OUR BUSINESS AND THE ABILITY OF INVESTORS TO RECEIVE PAYMENTS ON THE TRUST PREFERRED SECURITIES. In connection with our acquisition of approximately 81% of the outstanding common stock of Essex on November 27, 1998, we increased our debt level to about $1.4 billion through borrowings under new credit facilities. Our substantial indebtedness could have material and adverse consequences to holders of trust preferred securities and to us, including the following:

    - A significant portion of our cash flow from operations must be dedicated to repaying debt and may not be available for other purposes, such as ensuring that payments are made on the trust preferred securities;

    - Our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions will be limited;

    - We may be more indebted than our competitors and this may place us at a competitive disadvantage by increasing the relative cost of future borrowings;

    - Our level of indebtedness will limit our flexibility in reacting to adverse economic conditions; and

    - Certain of our borrowings are, or in the future may be, at variable interest rates that may make us vulnerable to interest rate increases.

    Subject to the restrictions set forth in our credit agreements, we expect to continue to incur indebtedness from time to time in the ordinary course of business and for different purposes, such as acquisitions and business expansion. Also, the terms of the trust preferred securities do not limit the amount of additional debt that we may issue or incur.

    If we cannot generate sufficient cash flow from operations to repay our debt obligations or if our business deteriorates substantially, then we may need to refinance our debt, raise additional capital or take other actions such as reducing our capital expenditures. We cannot assure you that any of these actions could be completed on terms satisfactory to us or that they would be permitted by the terms of any future credit arrangements.

    THE LOSS OF, OR ADVERSE CONDITIONS AFFECTING, OUR SIGNIFICANT CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS. Our communications outside plant wire and cable business is dependent on the regional Bell operating companies and the two major independent telephone companies. Therefore, our results of operations and financial condition could be materially and adversely affected by adverse conditions affecting any of the industries in which these customers are engaged or by the loss of any of these customers.

    On a pro forma basis for the year ended December 31, 1998, including a full year impact from the acquisition of Essex, the regional Bell operating companies and the two major independent telephone companies accounted for 74% of our communications outside plant wire and cable net sales. During the eight months ended December 31, 1998, sales to three of these customers, Sprint Corporation, Bell Atlantic and GTE Corporation, accounted for 13.9%, 12.9% and 10.5%, respectively, of our consolidated net sales. As a result of announced industry consolidations, it is expected that the number of regional Bell operating companies will be reduced. Continued consolidation among the regional Bell operating companies could alter these customers' purchasing patterns and affect the pricing in the communications wire and cable business.

    THE INTRODUCTION OF NEW PRODUCTS AND ALTERNATIVE TECHNOLOGIES MAY REDUCE THE MARKET FOR OUR PRODUCTS. Companies are introducing fiber optic products and other alternative technologies for use in the local loop. This may reduce the demand and market for our copper wire and cable products and adversely affect our business.

    The commercial development of fiber optics has had, and is expected to continue to have, an effect on the copper communications wire and cable business. Fiber optic technology has had a major impact on certain components of the telecommunications network where its use is cost-effective, particularly in trunk lines and the long-distance network. To a lesser degree, fiber optic cable has been used in certain high-density feeder applications between telephone central offices or remote locations and major distribution points. This has reduced the total market for certain products that we manufacture.

    Our communications outside plant wire and cable business is concentrated in the local loop portion of the telecommunications network where copper wire has remained the most widely used medium for transmission. Telephone companies are evaluating, and in isolated cases installing on a test basis, alternative technologies, including coaxial and fiber optic cable for providing video entertainment or other new services. Because the telecommunications industry is undergoing rapid and intense technological change, we cannot predict the impact that these developments may have on the total demand for copper wire and cable in the local loop. A decline in the level of purchases of copper communications wire and cable by the regional Bell operating companies and other independent telephone companies could have an adverse effect on the copper communications wire and cable industry and on our business. Wireless technologies such as microwave, satellite and cellular transmission, along with other, newly-developed technologies, could also have an adverse impact on the market for our copper communications wire and cable products in the future.

    WE MAY NOT BE ABLE TO EXPAND OUR MANUFACTURING FACILITIES, WHICH ARE CURRENTLY OPERATING AT HIGH UTILIZATION RATES, TO MEET THE DEMANDS OF OUR CUSTOMERS. We are currently operating our manufacturing facilities at high utilization rates and need to invest in additional manufacturing equipment to meet growing customer demand. Failure to have new equipment operational in a timely manner or shut-downs of existing capacity due to breakdowns or other reasons could adversely affect our results of operations and financial condition. In addition, our credit facilities limit the amount of capital expenditures we can make, which may affect our ability to expand capacity in our businesses.

    INCREASED COMPETITION MAY REDUCE PRICES FOR OUR BUILDING WIRE AND MAGNET WIRE PRODUCTS, THUS DECREASING OUR PROFITABILITY. Competition in our building wire and magnet wire businesses may reduce the prices for our products, which could adversely affect our profitability and operating results.

    With respect to our building wire business, there has been in the past, and we expect that there will be in the future, considerable earnings and revenue volatility. This volatility could adversely affect our results of operations and financial condition. Also, we believe that increased capacity in the building wire segment of the United States wire and cable industry may reduce prices for our building wire products.

    We believe that over the next two years certain of our competitors plan to bring into operation additional capacity in the magnet wire business. Since demand for magnet wire is not expected to keep pace with this expanded capacity, this added supply could increase competition and lead to reduced prices for our magnet wire products.

    OUR BUSINESSES ARE SENSITIVE TO FLUCTUATIONS IN BUSINESS CYCLES, WHICH COULD AFFECT DEMAND FOR OUR PRODUCTS. We supply certain products primarily to customers in industries that are particularly sensitive to fluctuations in the general business cycles of the United States and world economies. Demand for these products varies with these fluctuations; significant fluctuations could thus adversely affect our businesses.

    Demand for copper communications wire and cable depends on several types of business cycles, including:

    (1) the rate at which new access lines are installed in homes and businesses;

    (2) the level of infrastructure spending for items such as road-widenings and bridges, which generally necessitates replacement of existing utilities, including telephone cable;

    (3) the level of general maintenance spending by telephone companies; and

    (4) the level of new home construction.

    Demand for building wire depends, in part, on the cyclical nature of new construction and building renovation. Demand for magnet wire depends, in part, on the cyclical nature of light vehicle sales and consumer product and appliance purchases.

    VOLATILITY IN THE PRICE AND SUPPLY OF COPPER COULD ADVERSELY AFFECT OUR BUSINESSES. Our profitability and operating results could be adversely affected by sudden increases in the price of copper or our inability to obtain sufficient quantities of necessary raw materials. The principal raw materials used in the manufacture of wire and cable products are copper, aluminum, bronze, steel and plastics, such as polyethylene and polyvinyl chloride. The cost of copper, the most significant raw material we use in our wire and cable businesses, has been subject to considerable volatility over the years. Volatility in the price of copper will in turn lead to significant fluctuations in our net sales. Sharp increases in the price of copper can reduce demand and thus overall profitability if customers decide to defer their purchases of copper wire and cable products or seek to purchase substitute products until copper prices decline. Although we attempt to reflect copper price changes in the sale price of our products, there is no assurance that we can do so. In addition, particular plastics have, at times, been difficult to obtain.

RISKS RELATING TO THE TRUST PREFERRED SECURITIES

    INVESTORS MAY NOT RECEIVE PAYMENTS ON THE TRUST PREFERRED SECURITIES IF SUPERIOR DOES NOT RECEIVE DISTRIBUTIONS FROM ITS SUBSIDIARIES. If Superior's subsidiaries are unable to make cash distributions to Superior, Superior may be unable to pay the trust interest and other amounts owed on the debt that it issued to the trust. If Superior cannot make these payments on this debt, the trust will be unable to pay distributions and other amounts due on the trust preferred securities. In this case, holders of trust preferred securities would not be able to rely on Superior's guarantee agreement.

    Superior is a holding company whose principal assets are its investments in its subsidiaries. Therefore, Superior's ability to meet its financial obligations, including its obligations under the debentures and the guarantee agreement, depends on the flow of cash to Superior from its subsidiaries in the form of dividends and other distributions. Certain covenants in Superior's bank credit facilities limit the ability of Superior's subsidiaries to pay dividends to Superior. The ability of these subsidiaries to make distributions to Superior may also be restricted by law or by new loan or other agreements that they may enter into in the future.

    IF SUPERIOR OR ITS SUBSIDIARIES ARE LIQUIDATED, THEIR CREDITORS WILL GENERALLY BE PAID BEFORE HOLDERS OF TRUST PREFERRED SECURITIES. Superior's obligations under the debentures and the guarantee agreement are:

    (a) unsecured;

    (b) behind, in terms of the right to payment, all current and future senior secured indebtedness of Superior; and

    (c) effectively behind, in terms of the right to payment, all obligations of Superior's subsidiaries.

    These factors may impair Superior's ability to make interest and other payments on the debentures and, in turn, the trust's ability to make distribution and other payments to holders of the trust preferred securities.

    Because the debentures and the guarantee agreement are obligations of Superior and not of its subsidiaries, Superior's obligations under these instruments will be effectively behind, in terms of the right to payment, all obligations of Superior's subsidiaries. The effect is that creditors of Superior's subsidiaries would be entitled to a claim on the assets of these subsidiaries before any claims by Superior. In the event of a liquidation or reorganization of any of Superior's subsidiaries, creditors of the subsidiary are likely to be paid in full before Superior receives any distribution. Even if Superior itself is recognized as a creditor of the subsidiary, Superior's claims would still be behind, in terms of the right to payment, any security interest in the assets of the subsidiary and to any indebtedness of the subsidiary that is senior to that held by Superior.

    As of June 30, 1999, Superior had outstanding $1.4 billion of indebtedness to which payment on the trust preferred securities is behind. The terms of the trust preferred securities do not limit the amount of senior indebtedness or other indebtedness that Superior or its subsidiaries may incur.

    DEFERRAL OF DISTRIBUTIONS ON THE TRUST PREFERRED SECURITIES WOULD RESULT IN ADVERSE TAX CONSEQUENCES TO HOLDERS OF TRUST PREFERRED SECURITIES. Superior may, at its option and at any time, cause the trust to defer payment of cash distributions on the trust preferred securities for a specified period. Even though holders of trust preferred securities would not receive distributions from the trust during this deferral period, they would be taxed as though they did receive this income. Holders would be required to include this income, in the form of original issue discount, in gross income for United States federal income tax purposes before they actually receive the cash distributions from the trust.

    All accrued but unpaid distributions will increase a holder's basis in the trust preferred securities. If a holder sells trust preferred securities during a deferral period, his, her or its increased tax basis will decrease the amount of any capital gain, or increase the amount of any capital loss, that he, she or it may have otherwise realized on the sale. A capital loss cannot be offset against ordinary income for United States federal income tax purposes, except in limited circumstances and to a limited extent.

    Superior would elect to defer distributions if it does not, for any reason, have the financial resources to make the required payments, including as a result of the risk factors described above.

    CONVERSIONS AND SALES OF THE TRUST PREFERRED SECURITIES WOULD ALSO RESULT IN ADVERSE TAX CONSEQUENCES TO HOLDERS OF TRUST PREFERRED SECURITIES. Holders of trust preferred securities would also face adverse tax consequences upon the conversion or sale of trust preferred securities, whether or not during a deferral period.

    If a holder elects to convert trust preferred securities into Superior common stock, he, she or it will either:

    - not receive distributions to the date of conversion; or

    - have to forfeit any distributions he, she or it does receive, unless his, her or its trust preferred securities have been called for redemption.

However, the holder would be taxed as though he, she or it received these distributions. Also, the conversion rate would not take into account the unpaid distributions.

    If a holder disposes of trust preferred securities between record dates for payments of distributions, he, she or it will nevertheless be required, for United States federal income tax purposes, to include accrued but unpaid interest on the debentures through the date of disposition in income as ordinary income. The holder must also add that amount to his, her or its adjusted tax basis in the trust preferred securities. To the extent the selling price is less than that adjusted tax basis, the holder will recognize a capital loss. A capital loss, except in limited circumstances and to a limited extent, cannot be applied to offset ordinary income for United States federal income tax purposes.

    For more information regarding the tax consequences of the trust preferred securities, please refer to "Material Federal Income Tax Consequences" on page 35 of this prospectus.

    BECAUSE SUPERIOR MAY EXCHANGE TRUST PREFERRED SECURITIES FOR DEBENTURES AT ANY TIME, YOU ARE ALSO MAKING AN INVESTMENT DECISION ABOUT THE DEBENTURES. Superior may dissolve the trust at any time and cause the debentures to be distributed to holders of trust preferred securities. Therefore, you are not only making an investment decision about the trust preferred securities, but also about the debentures, and you should carefully review all the information about the debentures in this prospectus. Also, if it becomes likely that the trust will be required to register as an "investment company" or that Superior or the trust will suffer adverse tax consequences relating to the trust preferred securities, the trust preferred securities will or may be exchanged, in whole or in part, for the debentures.

    SUPERIOR'S GUARANTEE AGREEMENT DOES NOT FULLY PROTECT THE RIGHT TO RECEIVE PAYMENT ON THE TRUST PREFERRED SECURITIES. If Superior does not make interest and other payments on the debentures, then the holders of trust preferred securities will not receive distributions and other payments on the trust preferred securities. This is because the trust will not have the funds with which to make those payments and Superior's guarantee agreement will not apply.

    Superior, in the guarantee agreement, will guarantee that the following payments will be made:

    (1) accumulated and unpaid distributions on the trust preferred securities;

    (2) the redemption price of trust preferred securities called for redemption; and

    (3) if debentures are not distributed to holders of trust preferred securities, amounts that may be payable upon the dissolution or liquidation of the trust.

However, Superior will guarantee these payments only if, and to the extent, the trust has funds on hand to make these payments. Therefore, if Superior does not pay interest and other amounts owed on the debentures when due, the trust will not have funds with which to make these payments and the guarantee agreement will not apply.

    HOLDERS OF TRUST PREFERRED SECURITIES HAVE LIMITED VOTING RIGHTS TO PROTECT THEIR INTERESTS. Superior and the trust may act in ways that promote their interests, possibly at the expense of the rights of holders of trust preferred securities. Holders have limited ability to control this.

    Holders of trust preferred securities have limited voting rights to direct the activities of the trustees of the trust and no voting rights with respect to the activities of Superior. They also may not appoint or remove any of the trustees of the trust. Only Superior or certain of the other trustees may do this. Superior and the trustees of the trust can also act without the consent of the holders to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust, even if this action adversely affects the interests of holders of trust preferred securities.

    POSSIBLE TAX LAW CHANGES COULD RESULT IN DISTRIBUTION OF THE DEBENTURES TO HOLDERS OF TRUST PREFERRED SECURITIES. The United States Congress has introduced legislation in the past that, if enacted, would have denied an interest deduction to issuers for instruments such as the debentures that were issued after the date the legislation was proposed. We cannot assure you that legislation will not ultimately be enacted, possibly with retroactive effect, or that there will not be other developments that would adversely affect the tax treatment of the debentures and that could consequently result in the exchange of the trust preferred securities for debentures. No such legislation is pending now, however.

    IT MAY BE DIFFICULT TO SELL TRUST PREFERRED SECURITIES AND HOLDERS MAY NOT RECEIVE AN ACCEPTABLE PRICE FOR THEM. It may not be easy to sell the trust preferred securities, and the securities may trade below their $50 liquidation amount, for the following reasons:

    - there is no assurance that an active trading market for the trust preferred securities can be sustained.

    - if Superior elects to defer interest payments in the future, this may affect the market price of the trust preferred securities. In addition, Superior's right to defer interest payments may cause the trading price of the trust preferred securities to be more volatile than the trading prices of other securities, the distributions on which may not be deferred.

    - the trust preferred securities may trade at a price that does not fully reflect the value of accrued and unpaid interest on the underlying debentures.

                      RATIOS OF COMBINED FIXED CHARGES AND
                        PREFERENCE DIVIDENDS TO EARNINGS

    The following are the consolidated ratios of combined fixed charges and preference dividends to earnings for Superior for the transitional eight-month period ended December 31, 1998 and for each of the years in the four fiscal years ended April 30, 1998.

                                                                                               YEAR ENDED APRIL 30,
                                                                                    ------------------------------------------
                                                              EIGHT MONTHS ENDED
                                                               DECEMBER 31, 1998      1998       1997       1996       1995
                                                             ---------------------  ---------  ---------  ---------  ---------
Ratio of combined fixed charges and preference dividends to
  earnings:
Superior--historical.......................................            3.15x            8.88x      4.59x      1.84x      2.58x
Superior--pro forma........................................            1.21x            1.74x

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the trust preferred securities offered hereby.

                            SELLING SECURITYHOLDERS

    The following table sets forth certain information as of the date of this prospectus with respect to the selling securityholders. This information is based upon information provided by the selling securityholders. Beneficial ownership after the offering will depend on the number of trust preferred securities sold by the selling securityholders.

    Robert D. Lindsay was a director of Essex International Inc. prior to its merger with a subsidiary of Superior on March 31, 1999. Mr. Lindsay resigned as a director effective March 30, 1999. Collectively, the selling securityholders were deemed to be the beneficial owners of an aggregate of 13,254,187 shares of common stock, or approximately 47.7% of the outstanding shares, of Essex prior to its acquisition by Superior.

                                                                                 NUMBER OF
                                                                             SECURITIES OWNED       NUMBER OF
                                                                               PRIOR TO THE         SECURITIES
NAME OF SECURITYHOLDER                                                           OFFERING            OFFERED
--------------------------------------------------------------------------  -------------------  ----------------
Bessemer Holdings, L.P.                                                           1,258,007           1,258,007
Nebris Corporation                                                                   67,513              67,513
Old Hundred Corporation                                                              37,815              37,815
Bessec Holdings, L.P.                                                                25,603              25,603
Ward W. Woods                                                                        23,963              23,963
Woods 1994 Family Partnership, L.P.                                                  18,038              18,038
Lindsay 1994 Family Partnership, L.P.                                                17,614              17,614
Robert D. Lindsay                                                                    12,832              12,832
Craighall Corporation                                                                 7,121               7,121
The Woods Foundation                                                                  2,501               2,501
North Hailey Corporation                                                              1,524               1,524
Demarest Corporation                                                                    821                 821
                                                                                 ----------      ----------------
  Total                                                                           1,473,352           1,473,352

    The sale of trust preferred securities by the selling securityholders may be effected from time to time in transactions, which may include block transactions by or for the account of the selling securityholders, on the New York Stock Exchange, in negotiated transactions or a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

    The selling securityholders may effect such transactions by selling their trust preferred securities directly to purchasers, through broker-dealers acting as agents for the selling securityholders, or to broker-dealers who may purchase trust preferred securities as principals and thereafter sell the trust preferred securities from time to time on the New York Stock Exchange, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling securityholders and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both, which compensation as to a particular broker-dealer may be in excess of customary commissions.

    The selling securityholders and broker-dealers, if any, acting in connection with such sale may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commission received by them and any profit on the resale of the trust preferred securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

    The trust preferred securities were issued to the selling securityholders in connection with the merger of Essex with a subsidiary of Superior. We agreed to register these trust preferred securities under the Securities Act of 1933 and to pay the costs and expenses relating to this registration, excluding brokerage fees or underwriting discounts and fees. We also agreed to indemnify the selling securityholders against certain liabilities under the Securities Act of 1933.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

    The following summary of the material terms of the trust preferred securities and the Amended and Restated Declaration of Trust pursuant to which the trust preferred securities were issued does not purport to be complete and is qualified in its entirety by reference to the trust preferred securities and the declaration, and the Delaware Business Trust Act and the Trust Indenture Act of 1939, as amended, which are incorporated by reference in the declaration. Copies of the declaration and the indenture pursuant to which the convertible subordinated debentures were issued can be obtained upon written request to Superior. See "Where You Can Find More Information" on page 42.

GENERAL

    The declaration of trust authorized the trust to issue 3,332,254 trust preferred securities and 103,059 trust common securities, all of which are issued and outstanding. The trust issued these trust securities in exchange for the issuance by Superior of its 8 1/2% convertible subordinated debentures to the trust. Holders of trust preferred securities receive distributions and payments upon redemption and, if an event of default under the declaration has occurred and is continuing, liquidation before the holder of the trust common securities.

    All of the trust common securities are owned by Superior. Legal title to the debentures is held by a trustee known as the property trustee for the benefit of the holders of the trust securities. The declaration does not permit the trust to issue any securities other than the trust preferred securities and the trust common securities, to incur any indebtedness or to mortgage or pledge its assets. The payment of distributions out of money held by the trust, and payments upon redemption of the trust preferred securities or liquidation of the trust, are guaranteed by Superior under the guarantee agreement described under "Description of the Guarantee Agreement." The guarantee agreement is held by a trustee known as the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee agreement does not cover payment of distributions when the trust does not have sufficient available funds to pay the distributions. The remedy of a holder of trust preferred securities in that event is described under "--Declaration Events of Default; Enforcement of Certain Rights by Holders of Trust Preferred Securities."

DISTRIBUTIONS

    Distributions on the trust securities are payable at the annual rate of 8 1/2% of the liquidation preference of $50 per trust security, or $4.25 per annum. Distributions accumulate, without interest, from March 31, 1999, or the most recent date to which distributions have been paid in full. Distributions are payable quarterly in arrears on June 15, September 15, December 15 and March 15 of each year to the holders of record of the trust securities on the applicable record date, when, as and if available for payment, except as described in the immediately following paragraphs. The amount of distributions payable for any period is computed on the basis of a 360-day year of twelve 30-day months.

    Payment of distributions may be deferred. So long as Superior is not then experiencing specified events of bankruptcy, insolvency or reorganization, Superior has the right under the indenture to defer payment of interest on the debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters. Payment of interest may not be deferred, however, beyond the stated maturity of the debentures. If interest payments on the debentures are deferred, the trust will defer payment of quarterly distributions on the trust securities. Distributions to which holders of trust securities would otherwise be entitled during this deferral period will continue to accumulate, and additional interest will accrue thereon, at the rate of 8 1/2% per annum. See "Description of the Debentures--Option to Defer Interest Payments" and "Material Federal Income Tax Consequences--Interest Income and Original Issue Discount." If distributions are deferred, distributions and accrued interest thereon will be paid to the holders of record of trust securities as they appear on the books and records of the trust on the record date next following the termination of the deferral period.

    Superior has no current intention to exercise its right to defer payments of interest on the debentures. Superior would elect to defer payments of interest if it does not, for any reason, have the financial resources to make these payments.

    Distributions on the trust securities must be paid on the dates payable to the extent the trust has funds on hand and available for the payment of distributions. The funds of the trust available for distribution to holders of the trust securities will be limited to payments actually received by the trust under the debentures. If Superior does not make interest payments on the debentures, the property trustee will not have funds available to pay distributions on the trust securities. The guarantee agreement will not apply in this case.

    Distributions on the trust securities are payable to the holders as they appear on the register of the trust on the relevant record dates, which is the fifteenth day preceding the relevant distribution payment date.

CONVERSION RIGHTS

    Holders of trust securities will have the right, at their option, to convert any or all of their trust securities into shares of Superior common stock at any time after September 30, 1999, but not later than the close of business on the date that is 10 days preceding any date fixed for redemption, if there is no default in payment of the redemption price. If there is a default in payment of the redemption price, then the right to convert will continue until the redemption price is paid. Payments deferred by Superior during an interest deferral period will not constitute a default for this purpose. The initial conversion rate is 1.1161 shares of Superior common stock for each trust security, subject to adjustment as described under "--Conversion Rate Adjustments" below.

    The rights of a record holder of trust securities to receive any accrued and unpaid distributions upon conversion are as follows:

    - If a record holder converts on or after a distribution payment date and on or before the next record date, the holder will not receive distributions to the date of conversion, but will only receive distributions to the distribution payment date.

    - If a record holder converts after a record date and before the corresponding distribution payment date, the holder will be entitled to receive distributions on the distribution payment date even if Superior defaults in making that payment. However, when the holder surrenders trust securities for conversion during this period, he, she or it must pay to the agent coordinating the conversion an amount equal to the distributions that he, she or it will receive on the distribution payment date. The effect of this is that the holder will be giving up the amount of the distribution. But if the holder's trust securities have been called for redemption during this period, then he, she or it will not have to make this payment.

    - A record holder will not receive accrued and unpaid distributions if the holder converts during an interest deferral period.

    Additionally, no adjustment will be made for dividends on the Superior common stock issued on conversion.

    If a holder of trust securities wishes to exercise this conversion right, the holder must surrender his, her or its certificates representing the trust securities to be converted, together with an irrevocable conversion notice, to the agent coordinating the conversion, which will immediately convert the trust securities into Superior common stock at the conversion rate then in effect. Holders may obtain copies of the required form of conversion notice from the agent coordinating the conversion.

    Shares of Superior common stock issued upon conversion of trust securities will be validly issued, fully paid and non-assessable. Holders of trust securities will not receive fractional shares of Superior common stock as a result of conversion, but instead will receive cash for any fractional interest in an amount equal to the product of:

    (A) the closing price of a share of Superior common stock on the last trading day before the date of conversion; and

    (B) such fraction of a share of Superior common stock.

CONVERSION RATE ADJUSTMENTS

    As provided in the indenture, the conversion rate for the trust securities is subject to adjustment from time to time under the following circumstances, including, without duplication, in cases in which Superior:

    A. pays a dividend or makes a distribution on the Superior common stock in shares of its capital stock;

    B. subdivides the outstanding Superior common stock into a greater number of shares;

    C. combines the shares of outstanding Superior common stock into a smaller number of shares; or

    D. issues by reclassification of the Superior common stock any shares of its capital stock.

    In each of the above cases, the conversion rate will be adjusted so that a holder surrendering trust securities for conversion after the applicable event will be entitled to receive, to the extent permitted by law, the number and kind of shares of Superior capital stock that the holder would have received had his, her or its trust securities been converted immediately before the record date for the event. If no record date for the event has been set, then the effective date for the event will be used.

    The conversion rate will also be subject to appropriate adjustment if either of the following events occurs:

    1. Superior issues rights or warrants to all holders of Superior common stock entitling them to purchase Superior common stock at a price per share less than the average daily closing prices of the Superior common stock on the 30 consecutive business days beginning 45 business days before the record date for the determination of stockholders entitled to receive such rights or warrants; or

    2. Superior distributes to all holders of Superior common stock evidences of its indebtedness or assets, including securities, but excluding:

       (x) any warrants or subscription rights referred to in clause 1. above;

       (y) any ordinary dividend paid in cash out of the retained earnings of Superior; and

       (z) any dividend or distribution referred to in clause A. above.

    The indenture provides that no change in the conversion rate will actually be made until the cumulative effect of all adjustments since the date of the last change in the conversion rate would change the conversion rate by more than 1%. However, once the cumulative effect would result in such a change, the conversion rate will actually be changed to reflect all adjustments not previously made.

    The indenture also provides that holders of trust securities will be afforded the following specified rights upon

    (A) any consolidation or merger of Superior with any other corporation,

    (B) any sale or transfer of all or substantially all of Superior's assets, or

    (C) any share exchange,

in each case, in which all of the outstanding shares of Superior common stock are converted into other securities, cash or other property. If any of these events occurs, each holder of trust securities will be given the right to convert such trust securities into the kind and amount of securities, cash and other property receivable by a holder of the number of shares of Superior common stock into which such trust securities could have been converted immediately before the effective date of the applicable event. If, in connection with any of these events, each holder of shares of Superior common stock is entitled to elect to receive either securities, cash or other property upon completion of the transaction, each holder of trust securities will be provided with the same right. Superior will not effect any of these transactions unless each holder of trust securities receives these rights, which similarly apply to successive consolidations, mergers, sales, transfers or share exchanges.

SPECIAL EVENT EXCHANGE

    After the occurrence and during the continuation of a Special Event, all outstanding trust securities will be exchanged for debentures having a principal amount equal to the aggregate liquidation preference of the trust securities to be exchanged and the trust will be dissolved. However, in the case of a Tax Event, Superior may direct that less than all, or none, of the trust securities be exchanged. Superior may do this if and for so long as Superior elects to pay any additional sums such that the net amount of distributions received by the holders of trust securities that are not exchanged is not reduced as a result of the Tax Event, and so long as Superior has not revoked this election or failed to pay these additional sums.

    A "Special Event" means a Tax Event or an Investment Company Event.

    A "Tax Event" means the receipt by the property trustee of an opinion of counsel to the effect that, as a result of any amendment to, or change in, the law or as a result of any administrative pronouncement or judicial decision, there is more than an insubstantial risk that:

    - the trust is, or will be within 90 days, subject to United States federal income tax on income received or accrued on the debentures;

    - interest paid by Superior on the debentures is not, or within 90 days will not be, deductible by Superior when paid, in whole or in part, for United States federal income tax purposes; or

    - the trust is, or will be within 90 days, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

    "Investment Company Event" means the receipt by the property trustee of an opinion of counsel to the effect that, as a result of a change in law or regulation, there is more than an insubstantial risk that the trust is, or will be, considered an "investment company" that is required to be registered under the Investment Company Act of 1940.

    Superior has agreed in the guarantee agreement that if and so long as

    (a) the trust holds all the debentures,

    (b) a Tax Event has occurred and is continuing, and

    (c) Superior has elected, and has not revoked its election, to pay additional sums in respect of the trust securities,

Superior will pay to the trust the additional sums.

    Distributions paid on the trust securities include any additional sums paid as a result of a Tax Event.

OPTIONAL REDEMPTION

    Except as provided below, under "--Mandatory Redemption" or under "--Redemption Upon Change of Control," the trust securities are not redeemable by the trust before March 31, 2003. At any time on and after that date, Superior may redeem debentures at its option. The proceeds from this redemption, to the extent actually received by the property trustee, will be applied to redeem trust securities having an aggregate liquidation preference equal to the aggregate principal amount of the debentures redeemed by Superior. If a holder's trust securities are redeemed during the twelve-month period beginning on April 1 of the year specified below, the holder will be entitled to receive the following cash redemption prices per trust security, plus an amount in cash equal to all accumulated and unpaid distributions, if any, to the date fixed for redemption:

                                                                              REDEMPTION PRICE
                                                                                 PER TRUST
YEAR                                                                              SECURITY
----------------------------------------------------------------------------  ----------------
2003                                                                             $   52.550
2004                                                                             $   52.125
2005                                                                             $   51.700
2006                                                                             $   51.275
2007                                                                             $   50.850
2008                                                                             $   50.425
and thereafter..............................................................     $   50.000

    During the one-year period commencing on March 31, 2002, Superior, at its option, may redeem at any time all, or from time to time a portion, of the trust securities, upon any contemporaneous redemption of debentures, at a cash redemption price of $52.975, plus accrued and unpaid distributions, if any, to the date fixed for redemption. Superior may do this only if the product of

    (a) the average closing price of a share of Superior common stock, for any 10 consecutive trading days preceding the date of the call for redemption, multiplied by

    (b) the then effective conversion rate,

equals or exceeds $65.00 per share of Superior common stock.

    The trust may not redeem less than all of the trust securities at any time outstanding until all accrued and unpaid distributions on all trust preferred securities then outstanding have been paid in full. If fewer than all the outstanding trust preferred securities are to be redeemed, the trust preferred securities to be redeemed will be selected pro rata, by lot or by any other method as the property trustee deems fair and appropriate.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of the acceleration of the debentures upon the occurrence of an event of default under the indenture, the debentures will be subject to mandatory redemption, in whole, but not in part, by Superior. The proceeds from this mandatory redemption will be applied to redeem trust securities having an aggregate liquidation preference equal to the aggregate principal amount of debentures so repaid or redeemed. The cash redemption price of the trust securities will equal the liquidation preference of the trust securities, plus an amount in cash equal to all accumulated and unpaid distributions on the trust securities, if any, to the date of redemption. In the case of acceleration of the debentures, the trust securities will be redeemed only when repayment of the debentures has actually been received by the trust. Unless earlier redeemed, the stated maturity of the debentures, and thus of the trust securities, will be March 30, 2014.

REDEMPTION UPON CHANGE OF CONTROL

    In the event of a Change of Control, as defined below, the trust will, to the extent of funds legally available and subject to the prior payment in full of all other obligations of the trust and Superior that are then due or become due as a result of the Change of Control, offer to redeem all of the trust preferred securities at a purchase price in cash equal to $50.50 per trust preferred security, plus accrued and unpaid distributions to the date of redemption. On or after the date fixed for redemption, a holder of trust preferred securities may elect to accept the offer by surrendering his, her or its certificates to the agent coordinating the redemption, at which time the holder will be entitled to receive payment of the redemption price.

    "Change of Control" means the occurrence of any of the following events:

    A. any person or group, other than The Alpine Group, Inc., Superior's majority stockholder, or its affiliates, becomes the beneficial owner of more than 50% of the outstanding Superior common stock;

    B. As a result of any consolidation or merger, or any transfer, lease or other disposition of all or substantially all of Superior's assets, the outstanding Superior common stock is converted into or exchanged for cash, securities or other property. However, it is not a Change of Control if:

       (1) the outstanding Superior common stock is not converted or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of Superior, or is converted into or exchanged for voting stock of the surviving or transferee corporation; and

       (2) immediately after the transaction, the condition described in clause
           A. above has not occurred with respect to the surviving or transferee corporation;

    C. during any consecutive two-year period, individuals who at the beginning of that period constituted the Superior board of directors, together with any new directors whose election by the Superior board or whose nomination for election by the stockholders of Superior was approved by:

       (x) a vote of at least a majority of the directors then still in office who were either directors at the beginning of that period or whose election or nomination for election was previously so approved; or

       (y) Alpine or its affiliates

       cease for any reason to constitute a majority of the Superior board then in office; or

    D. Superior is liquidated or dissolved or adopts a plan of liquidation or dissolution.

REDEMPTION PROCEDURES

    The trust will redeem trust securities on each date fixed for redemption at the applicable redemption price with the proceeds it receives from Superior's contemporaneous redemption of debentures at the same redemption price. Redemption of trust securities will be made and the redemption price will be payable on each redemption date only to the extent that the trust has received those proceeds and has them on hand and available for payment of the redemption price. If the trust does not have sufficient funds, then any funds it does have will be applied to redeem trust securities pro rata, by lot or in any other manner as the property trustee determines.

PRIORITY OF TRUST PREFERRED SECURITIES

    On any distribution payment date, holders of trust preferred securities are entitled to receive payment in full in cash of all accumulated and unpaid distributions then due on the trust preferred securities before any distribution is made on the trust common securities. In addition, no redemption, repurchase, exchange or conversion of the trust common securities may be effected at any time that trust preferred securities are outstanding.

DISTRIBUTION OF DEBENTURES UPON DISSOLUTION

    Under the declaration of trust, the trust will automatically dissolve upon expiration of its stated term in 2014 and will dissolve on the first to occur of any of the following events:

    A. specified events of bankruptcy, dissolution or liquidation of Superior;

    B. the occurrence of a Special Event, except in the case of a Tax Event following which Superior has elected to pay any additional sums such that the net amount of distributions received by holders of trust securities not exchanged for debentures is not reduced as a result of the Tax Event and Superior has not revoked this election or failed to make these payments;

    C.  the redemption, conversion or exchange of all of the trust securities;

    D. the entry by a court of competent jurisdiction of an order for the dissolution of the trust; and

    E. receipt by the property trustee of written notice from Superior, which may be given at any time and in Superior's sole discretion, of Superior's intention to dissolve the trust and distribute the debentures in exchange for the trust securities. Superior thus has the right to dissolve the trust at any time and cause the debentures to be distributed to the holders of trust securities.

    Upon the dissolution of the trust, the trust will be liquidated. After satisfaction of liabilities to creditors of the trust as provided by applicable law, each holder of trust securities will receive an aggregate principal amount of debentures equal to the aggregate liquidation preference of his, her or its trust securities.

    The property trustee may determine that a distribution of the debentures as provided above is not practicable. In that case, on the date of dissolution of the trust, each holder of trust securities will be entitled to receive out of the assets of the trust available for distribution, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the liquidation preference of $50 per trust security, plus accrued and unpaid distributions to the liquidation date. If this liquidation distribution can be paid only in part because the trust has insufficient assets legally available to pay it in full, then each holder of trust securities will receive amounts payable on the trust securities on a pro rata basis, based on liquidation preference. If an event of default under the declaration has occurred and is continuing, holders of trust preferred securities will receive the liquidation distribution before Superior, the holder of the trust common securities; otherwise, holders of trust preferred securities will receive the liquidation distribution on a pro rata basis with Superior.

DECLARATION EVENTS OF DEFAULT; ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST
  PREFERRED SECURITIES

    An event of default under the indenture constitutes an event of default under the declaration with respect to the trust preferred securities. Any waiver of an event of default under the indenture will thus constitute a waiver of the corresponding declaration event of default.

    If an event of default has occurred and is continuing, the property trustee, as the sole holder of the debentures, has the right under the indenture to declare the principal of, premium, if any, and interest on the debentures to be immediately due and payable. In this event, the property trustee, when and to the extent it receives these payments on the debentures, will make corresponding payments on the trust securities. Accordingly, to receive payment in the case of an event of default, holders of trust preferred securities may rely on the enforcement against Superior by the property trustee of its rights as holder of the debentures. Holders are not entitled to accelerate the maturity of the trust preferred securities.

    Nevertheless, until any event of default has been cured, waived or otherwise eliminated, the holders of a majority in aggregate liquidation preference of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration. This includes the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. Also, if the property trustee fails to enforce its rights as holder of the debentures after a request from any holder of trust preferred securities, then that holder may proceed to enforce those rights directly against Superior. In addition, if an event of default has occurred and is continuing because Superior failed to pay any amounts due on the debentures, any holder of trust preferred securities may bring a legal proceeding directly against Superior to recover amounts owed to that holder on the trust preferred securities, without waiting for the property trustee to do so. Otherwise, holders of trust preferred securities will not be able to exercise directly against Superior any remedy available to the property trustee unless the property trustee first fails to do so.

VOTING RIGHTS; AMENDMENT OF THE DECLARATION

    Except as provided below, in the indenture and under "Description of the Guarantee Agreement-- Amendments and Assignment" and as otherwise required by law or by the rules of any stock exchange on which the trust preferred securities are listed or admitted for trading, holders of trust preferred securities have no voting rights.

    The declaration of trust may be amended from time to time by Superior and the trustees, without the consent of the holders of the trust preferred securities:

    A. to cure any ambiguity or inconsistencies, as long as the amendment does not materially adversely affect the interests of any holder of trust securities;

    B. to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding;

    C. to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940; or

    D. to qualify or maintain the qualification of the declaration under the Trust Indenture Act of 1939.

Otherwise, holders of trust preferred securities have the following rights with respect to amendments of the declaration:

    - Superior and the trustees may amend the declaration with

       (1) consent of the holders of a majority, based upon liquidation preference, of the outstanding trust preferred securities and trust common securities, acting as a single class, and

       (2) receipt by the trustees of an opinion of counsel to the effect that the amendment, or the exercise of any power granted to the trustees in accordance with the amendment, will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from the status of an "investment company."

    - Without the consent of each holder of trust securities, the declaration may not be amended to

       (A) change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made on the trust securities or

       (B) restrict the right of a holder of trust preferred securities to institute suit to enforce the payment of distributions.

    - The holders of a majority in aggregate liquidation preference of the then outstanding trust preferred securities must approve any proposed amendment of the declaration that provides for, or proposal by the trustees to effect, the dissolution, winding-up or termination of the trust other than under the terms of the declaration.

    As stated above, subject to the terms of the declaration, the holders of a majority in aggregate liquidation preference of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee or to direct the exercise of any trust or power conferred upon the property trustee under the declaration. This includes the right to direct the property trustee to exercise the remedies available to it as a holder of the debentures. So long as any debentures are held by the property trustee, the trustees may not, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation preference of all outstanding trust preferred securities:

    A. direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or executing any trust or power conferred on the indenture trustee with respect to the debentures;

    B. waive any past default that is waivable by the holders of not less than a majority in principal amount of the outstanding debentures under the indenture;

    C. exercise any right to rescind or annul a declaration making the principal of all the debentures due and payable; or

    D. consent to any amendment, modification or termination of the indenture or the debentures where such consent is required. In this case, if no event of default has occurred and is continuing, the holders of all outstanding trust securities, voting together as a single class, must consent.

    However, if a consent under the indenture would require the consent of each holder of debentures, the property trustee must obtain the prior written consent of each holder of the trust preferred securities. The trustees may not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except by subsequent vote of the holders of the trust preferred securities.

    Holders of trust preferred securities may take or give any required vote, consent, approval or direction at a meeting convened for that purpose or by written consent. Holders of record will receive notice of any meeting at which holders of trust preferred securities are entitled to vote or of any matter upon which action by written consent has been taken. Holders of record of a majority of the outstanding trust preferred securities, based upon liquidation preference, present in person or by proxy, constitute a quorum at any meeting. An affirmative vote by the holders of record of a majority of the outstanding trust preferred securities, based upon liquidation preference, constitutes the action of the holders. Holders of trust preferred securities are entitled to one vote for each $50 of liquidation preference represented by their trust preferred securities. No annual meeting of holders of trust preferred securities is required to be held.

    Holders of the trust preferred securities have no rights to appoint or remove the trustees, who may be appointed or removed either by the administrative trustees or by Superior, as holder of all the trust common securities.

ADDITIONAL VOTING RIGHTS

    If:

    (A) Distributions on the trust preferred securities are in arrears and unpaid for six or more quarters, whether or not consecutive;

    (B) Superior fails to pay all amounts due on the debentures upon their stated maturity; or

    (C) Superior fails to redeem all of the trust preferred securities that the holders elect to tender in the event of a Change of Control,

then the holders of the then outstanding trust preferred securities, voting separately and as a class, will have the power to designate two additional members of Superior's board of directors, and Superior will cause them to be elected to its board. Each of the events described in clause (A), (B) or (C) is a "voting rights triggering event." A voting rights triggering event will not be deemed to have occurred if at the time of the event there are less than 300,000 trust preferred securities then outstanding.

    These voting rights will continue until such time as:

    (1) in the case of the non-payment of distributions, all distributions in arrears on the trust preferred securities are paid in full in cash;

    (2) in all other cases, any failure, breach or default giving rise to the voting rights triggering event is remedied or waived by the holders of a majority of the trust preferred securities then outstanding; or

    (3) at any time there are fewer than 300,000 trust preferred securities outstanding.

At that time, the term of any directors elected as provided above will terminate.

    Any vacancy occurring in the office of a director designated by the holders of trust preferred securities may be filled by the remaining director designated by the holders of trust preferred securities unless and until the holders of trust preferred securities designate a director to fill the vacancy. Superior will cause that director to be elected to its board of directors.

    At any time after the holders of the trust preferred securities have the power to designate directors on the Superior board, or if any vacancies exist in the offices of directors designated by the holders, any trustee may, and upon the written request of the holders of record of at least 25% of the trust preferred securities then outstanding must, call a special meeting of the holders of trust preferred securities for the purpose of designating directors. If this meeting is not called by any trustee within 20 days after personal service to the trustee, then the holders of record of at least 25% of the outstanding trust preferred securities may designate in writing one of their members to call the meeting at the expense of the trust and to give the required notice of the meeting.

PAYMENT OF AMOUNTS DUE ON TRUST PREFERRED SECURITIES

    Payments in respect of the trust preferred securities are made by check mailed to the holder's address as it appears on the books of the trust.

PROPERTY TRUSTEE; TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE
  AGENT

    The property trustee acts as transfer agent, registrar and paying, conversion and exchange agent for the trust preferred securities. American Stock Transfer & Trust Company, the transfer agent for the Superior common stock, is the property trustee, and also serves as indenture trustee and guarantee trustee.

    Registration of transfers or exchanges of trust preferred securities will be effected without charge by or on behalf of the trust, but may require payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust is not required to register or cause to be registered the transfer or exchange of any trust preferred securities after the trust preferred securities have been called for redemption.

    The property trustee is under no obligation to exercise any of the rights or powers vested in it by the declaration at the request or direction of any holder of trust preferred securities, unless the holder offers to the property trustee security and indemnity, reasonably satisfactory to the property trustee, against the costs, expenses and liabilities that might be incurred by it in compliance with the request or direction, including any reasonable advances that may be requested by the property trustee.

                     DESCRIPTION OF THE GUARANTEE AGREEMENT

    The guarantee agreement was executed and delivered by Superior at the same time that the trust issued the trust preferred securities. American Stock Transfer & Trust Company is the guarantee trustee under the guarantee agreement. The guarantee trustee holds the guarantee agreement for the benefit of the holders of trust preferred securities. The following summary of the material terms of the guarantee agreement does not purport to be complete and is qualified in its entirety by reference to the guarantee agreement. You can obtain a copy of the guarantee agreement by making a written request to Superior. See "Where You Can Find More Information" on page 42.

GENERAL

    Under the guarantee agreement, Superior has irrevocably agreed to pay to the holders of trust preferred securities, subject to repayment of its other debts with a senior claim, the following payments as and when they become due, to the extent the trust has not made these payments and without duplicating any amounts previously paid by the trust:

    A. accumulated and unpaid distributions on the trust preferred securities, but only if and to the extent that the trust has funds on hand and available to pay those distributions;

    B. the redemption price of any trust preferred securities called for redemption, but only if and to the extent that the trust has funds on hand and available to pay the redemption price; and

    C. upon any dissolution, winding-up or liquidation of the trust in which the debentures are not distributed to holders of trust preferred securities, the lesser of:

       1. the amount of the cash liquidation distribution, but only if and to the extent that the trust has funds on hand and available to pay that amount; and

       2. the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

    Superior may make these payments directly to the holders of trust preferred securities or may cause the trust to make these payments to the holders. Superior will make these payments regardless of any defense, right of set-off or counterclaim that the trust may have or assert, other than the defense of payment.

    The guarantee agreement is an irrevocable guarantee, subject to repayment of other debts with a senior claim, of the trust's obligations to pay to holders of trust preferred securities distributions and payments on redemption or liquidation. However, the guarantee agreement applies only if and to the extent that the trust has funds on hand and available to make these payments. For example, if Superior does not make interest payments on the debentures held by the trust, the trust will not have funds available to make distribution payments on the trust preferred securities. In that case, the guarantee agreement will not apply and holders of trust preferred securities will not receive any payments under the guarantee agreement.

STATUS OF THE GUARANTEE AGREEMENT

    The guarantee agreement is an unsecured obligation of Superior. The guarantee agreement:

    (a) ranks behind in right of payment to all current and future senior secured indebtedness of Superior; and

    (b) ranks PARI PASSU with any guarantee now or hereafter entered into by Superior in respect of any preferred stock of Superior's affiliates that is senior to the Superior common stock.

The guarantee agreement does not limit the amount of additional indebtedness that Superior or any of its subsidiaries may incur.

    The guarantee agreement is a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Superior to enforce its rights under the guarantee agreement without first instituting a legal proceeding against any other person or entity. The guarantee agreement will only be discharged when the above guarantee payments are paid in full or the debentures are distributed to holders of trust preferred securities as provided in the declaration of trust.

AMENDMENTS AND ASSIGNMENT

    The guarantee agreement may not be amended without the prior approval of the holders of a majority in aggregate liquidation preference of the outstanding trust preferred securities. Changes that do not materially adversely affect the rights of holders of trust preferred securities do not require a vote. The manner of obtaining any required approval is set forth under "Description of the Trust Preferred Securities--Voting Rights; Amendment of the Declaration." All guarantees and agreements contained in the guarantee agreement will bind any successors, assigns, receivers, trustees and representatives of Superior.

CERTAIN COVENANTS OF SUPERIOR

    Superior has agreed that, as long as trust preferred securities are outstanding:

    1. Superior will not convert debentures into Superior common stock unless pursuant to a valid notice of conversion to the agent coordinating the conversion;

    2. Superior will maintain directly or indirectly 100% ownership of the trust common securities. However, the indenture permits another entity to succeed to this ownership upon a merger, consolidation, sale of assets or other transaction if the successor entity assumes all of Superior's obligations;

    3. Superior will not voluntarily dissolve, wind-up, liquidate or terminate the trust, except in accordance with the terms of the declaration;

    4. Superior will ensure that, if all outstanding trust preferred securities are converted, there will be enough shares of Superior common stock available for issuance;

    5. Superior will use its reasonable best efforts to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes; and

    6. Superior will deliver shares of Superior common stock as promptly as practicable after any conversion of trust preferred securities into Superior common stock.

GUARANTEE EVENTS OF DEFAULT

    If Superior fails to perform any of its payment or other obligations under the guarantee agreement, that will be an event of default, unless the payment is prohibited by the subordination provisions in the guarantee agreement. If an event of default occurs, any holder of trust preferred securities may proceed directly against Superior to obtain payment under the guarantee agreement without first proceeding against the trust, the guarantee trustee or any other person or entity. Or, holders may let the guarantee trustee seek to enforce their right to payment. The holders of a majority in aggregate liquidation preference of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power conferred upon the guarantee trustee. If any holder chooses to let the guarantee trustee enforce his, her or its rights and the guarantee trustee fails to do so, the holder can still institute a legal proceeding directly against Superior to obtain payment under the guarantee agreement without first proceeding against the trust, the guarantee trustee or any other person or entity.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

    The guarantee trustee is under no obligation to exercise any of the rights or powers vested in it by the guarantee agreement at the request or direction of any holder of trust preferred securities, unless the holder provides to the guarantee trustee security and indemnity, reasonably satisfactory to the guarantee trustee, against the costs, expenses and liabilities that might be incurred by it in complying with the request or direction, including any reasonable advances that may be requested by the guarantee trustee.

TERMINATION OF THE GUARANTEE AGREEMENT

    The guarantee agreement will terminate and be of no further force and effect upon:

    A. full payment of the redemption price of all trust preferred securities;

    B. the distribution of debentures to the holders of all of the outstanding trust preferred securities;

    C. full payment of any amounts payable upon dissolution or liquidation of the trust; or

    D. the distribution of Superior common stock to holders upon conversion of all trust preferred securities then outstanding.

    Nevertheless, the guarantee agreement will continue to be effective or will be reinstated, as the case may be, if at any time any holder must restore payment of any sums paid to it with respect to his, her or its trust preferred securities.

                         DESCRIPTION OF THE DEBENTURES

    The 8 1/2% convertible subordinated debentures were issued contemporaneously with the trust securities under an indenture between Superior and American Stock Transfer & Trust Company, as indenture trustee. The terms of these debentures include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following summary of the material terms and provisions of the debentures and the indenture does not purport to be complete and is qualified in its entirety by reference to the indenture.

    The trust may be dissolved and the debentures may be distributed to holders of trust preferred securities at any time. Therefore, you should read this section carefully.

GENERAL

    The debentures are limited in aggregate principal amount to $171,765,650, which is the sum of the aggregate liquidation preference of the trust preferred securities and the trust common securities. The debentures are issued in denominations of $50 and in integral multiples of $50. The debentures are held initially by the property trustee in trust for the benefit of the holders of the trust securities, until the liquidation or dissolution, if any, of the trust.

    The debentures are unsecured debt under the indenture, and are behind in right of payment to all current and future senior secured indebtedness of Superior. The indenture does not limit Superior's ability to incur or issue any additional secured or unsecured debt.

    The entire principal amount of the debentures matures, and becomes due and payable, together with any accrued and unpaid interest thereon, on March 30, 2014.

INTEREST

    Interest on the debentures is payable at the annual rate of 8 1/2%. Interest on the debentures accumulates from March 31, 1999, or the most recent date to which interest has been paid in full or duly provided for. Interest is payable quarterly, in arrears, on June 15, September 15, December 15 and March 15 of each year until the principal of the debentures is paid, duly provided for or made available for payment. The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months. Payment of interest is subject to deferral as set forth below.

    Interest will be paid to the persons in whose names the debentures are registered on the relevant record dates, which is the close of business on the fifteenth day preceding an interest payment date. Interest payable on the maturity of the debentures will be paid to the person to whom principal is paid.

    If Superior defaults in a payment of interest on the debentures, it will pay the defaulted amounts, plus, to the extent permitted by law, default interest on the defaulted amounts at the rate of 8 1/2% per annum, to the persons in whose names the debentures are registered on a subsequent special record date fixed by Superior. However, this default interest will only accrue with respect to any interest payment period, or part thereof, occurring after the liquidation of the trust. The term "interest" as used in this prospectus includes:

    (a) quarterly interest payments;

    (b) default interest;

    (c) any additional interest that accrues during an interest deferral period; and

    (d) additional sums payable as a result of a Tax Event, as applicable.

OPTION TO DEFER INTEREST PAYMENTS

    So long as Superior is not then experiencing specified events of bankruptcy, insolvency or reorganization, Superior has the right under the indenture to defer payment of interest on the debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters. Payment of interest may not be deferred, however, beyond the stated maturity of the debentures. During any interest deferral period, no interest will be due and payable to the holders of debentures, but interest will continue to accrue, and additional interest will accrue thereon, at the rate of 8 1/2% per annum. Holders will be required to accrue interest income, as original issue discount, for United States federal income tax purposes, even though they do not receive any interest payments during a deferral period. See "Material Federal Income Tax Consequences--Interest Income and Original Issue Discount." At the end of any deferral period, Superior must pay to the holders all amounts then accrued and unpaid.

    During any interest deferral period, Superior may not, and may not permit any of its subsidiaries to:

    A. declare or pay, or set apart for payment, any dividends or other distributions on any shares of Superior's capital stock;

    B. redeem, purchase, acquire or make a liquidation payment with respect to any shares of Superior's capital stock; or

    C. make any payment of principal of, premium, if any, or interest on or repay, repurchase or redeem any debt securities, including guarantees of indebtedness, issued by Superior that rank PARI PASSU with or junior to the debentures.

However, the following actions are permitted during a deferral period:

    1. dividend, redemption, liquidation, interest, principal or guarantee payments by Superior where the payment is made with securities that rank pari passu with or junior to the securities on which the applicable payment is being made;

    2.  payments by Superior under the guarantee agreement;

    3. payments by Superior under the senior subordinated credit agreement entered into in connection with the acquisition of Essex and any refinancings of that agreement;

    4. purchases of Superior common stock related to the issuance of Superior common stock under any of Superior's benefit plans for its directors, officers or employees;

    5. reclassifications of Superior's capital stock or exchanges or conversions of one series or class of Superior's capital stock for another series or class of Superior's capital stock; and

    6. purchases of fractional interests in shares of Superior's capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged.

    Prior to the termination of any interest deferral period, Superior may further extend the deferral period, as long as the deferral period, as extended, does not exceed 20 consecutive quarters or extend beyond the stated maturity of the debentures. Upon the termination of any deferral period and the payment of all amounts then accrued and unpaid, Superior may elect to begin a new deferral period, subject to the above requirements.

    Superior has no current intention to exercise its right to defer payments of interest on the debentures. Superior would elect to defer payments of interest if it does not for any reason have the financial resources to make these payments.

MANDATORY REDEMPTION

    Upon repayment at maturity or as a result of acceleration of the debentures upon the occurrence of an event of default under the indenture, Superior will be required to redeem the debentures, in whole, but not in part, at a redemption price equal to 100% of their principal amount, plus any accrued and unpaid interest thereon. The debentures are not subject to the operation of any purchase, retirement or sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

    Except as provided below, under "--Mandatory Redemption" or under "--Redemption Upon Change of Control," Superior may not redeem the debentures prior to March 31, 2003. On or after that date, Superior may, at its option, redeem at any time all, or from time to time a portion, of the debentures. Holders of debentures redeemed during the twelve-month period beginning on April 1 of the year specified below will receive the following cash redemption prices, plus accrued and unpaid interest to the date fixed for redemption:

                                                                               PERCENTAGE OF
                                                                             PRINCIPAL AMOUNT
                                                                               OF DEBENTURES
                                                                                 AT STATED
YEAR                                                                             MATURITY
---------------------------------------------------------------------------  -----------------
2003.......................................................................         105.10%
2004.......................................................................         104.25%
2005.......................................................................         103.40%
2006.......................................................................         102.55%
2007.......................................................................         101.70%
2008.......................................................................         100.85%
and thereafter.............................................................         100.00%

    During the one-year period commencing on March 31, 2002, Superior, at its option, may redeem at any time all, or from time to time a portion, of the debentures at a cash redemption price of 105.95% of principal amount at stated maturity, plus accrued and unpaid interest to the redemption date. Superior may do this only if the product of

    (A) the average closing price of a share of Superior common stock, for any 10 consecutive trading days preceding the date of the call for redemption, multiplied by

    (B) the conversion rate then in effect,

equals or exceeds $65.00 per share of Superior common stock.

    As long as the trust holds the debentures, the trust will use the proceeds of any redemption to redeem trust securities. Superior may not redeem less than all of the debentures at any time outstanding until all accrued but unpaid interest on all debentures then outstanding has been paid. See "Description of the Trust Preferred Securities--Optional Redemption."

REDEMPTION UPON CHANGE OF CONTROL

    The rights of holders of debentures to elect to have debentures redeemed upon a Change of Control of Superior occurring after the liquidation date of the trust, and the procedures for this redemption, are as described in the first paragraph under "Description of the Trust Preferred Securities--Redemption Upon Change of Control."

CONVERSION OF THE DEBENTURES

    A holder of debentures may, at his, her or its option, convert debentures, in whole or in part, into shares of Superior common stock at any time after September 30, 1999, but not later than the close of business on the date that is 10 days preceding any date fixed for redemption, if there is no default in payment of the redemption price. The initial conversion rate is 22.3225 shares of Superior common stock for each $1,000 of principal amount at stated maturity of the debentures. This conversion rate is subject to the adjustments described under "Description of the Trust Preferred Securities--Conversion Rate Adjustments."

    The rights of a record holder of debentures to receive any accrued and unpaid interest upon conversion are as follows:

    - If a record holder converts on or after an interest payment date and on or before the next record date, the holder will not receive interest to the date of conversion, but will only receive interest to the interest payment date.

    - If a record holder converts after a record date and before the corresponding interest payment date, the holder will be entitled to receive interest on the interest payment date even if Superior defaults in making that payment. However, when the holder surrenders debentures for conversion during this period, he, she or it must pay to the agent coordinating the conversion an amount equal to the interest that he, she or it will receive on the interest payment date. The effect of this is that the holder will be giving up the amount of the interest. But if the holder's debentures have been called for redemption during this period, then he, she or it will not have to make this payment.

    - A record holder will not receive accrued and unpaid interest if the holder converts during an interest deferral period.

Additionally, no adjustment will be made for dividends on the Superior common stock issued on conversion.

    As long as the trust holds the debentures, the trust has agreed that it will not convert the debentures held by it except upon conversion of trust preferred securities.

    After the liquidation or dissolution of the trust, a holder of debentures may convert all or a portion of the debentures into Superior common stock by delivering to the agent coordinating the conversion an irrevocable notice of conversion, together with the actual debentures to be converted. A cash payment will be made in lieu of fractional shares.

MODIFICATION OF INDENTURE

    The indenture may not be amended, modified, supplemented, or any provision therein waived, in a manner that affects the rights of holders of the debentures without the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debentures. However, without the consent of each holder of debentures affected, an amendment, supplement or waiver may not:

    - except with respect to any interest deferral period, extend the stated maturity of the principal of, or any installment of interest on, the debentures;

    - reduce the principal amount of debentures or the rate of interest thereon or reduce any premium payable upon the redemption of the debentures;

    - change the place of payment where, or the coin or currency in which, any debenture or interest thereon is payable;

    - materially and adversely affect any right to convert or exchange any debenture, including increasing the conversion price of any debenture;

    - reduce the amount of debentures whose holders must consent to an amendment, modification, waiver or supplement of the indenture or the debentures;

    - modify the subordination provisions of the indenture in a manner materially adverse to the holders of the debentures; or

    - modify the provisions of the indenture relating to:

     (a) the amendment or modification of the indenture;

     (b) waiver of past events of default; or

     (c) the right of the holders to receive payments on the debentures and to institute suit therefor.

    However, so long as any trust preferred securities remain outstanding,

    (a) no amendment, modification or supplement of the indenture that materially adversely affects the holders of the trust preferred securities may be entered into,

    (b) no termination of the indenture may occur, and

    (c) no waiver under the indenture will be effective

without the prior consent of the holders of at least a majority of the aggregate liquidation preference of the trust preferred securities then outstanding, unless and until all principal of, premium, if any, and interest on the debentures has been paid in full. In addition, where a consent under the indenture requires the consent of each holder of debentures affected, the property trustee may not give that consent without the prior consent of each holder of trust preferred securities.

DEBENTURE EVENTS OF DEFAULT; ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST
  PREFERRED SECURITIES

    The indenture provides that if any one of the following events has occurred and is continuing, it is an event of default with respect to the debentures:

    A. failure to pay any interest on the debentures when it becomes due and payable and the failure continues for 30 days. However, if the payment of interest has been deferred or is prohibited under the terms of the indenture, no event of default will result;

    B. failure to pay any principal of, or premium, if any, on, the debentures when due and payable, unless the payment is prohibited under the terms of the indenture;

    C. failure by Superior to observe or perform in any material respect any of its other covenants or agreements contained in the debentures or in the indenture. To be an event of default, the failure must continue for a period of 60 days after written notice has been given:

       (1) to Superior by the indenture trustee; or

       (2) to Superior and the indenture trustee by holders of at least a majority in aggregate principal amount of the outstanding debentures or the holders of at least a majority in aggregate liquidation preference of the outstanding trust preferred securities;

    D. the dissolution, winding-up or termination of the trust, except:

       (x) in connection with the distribution of debentures or the making of a full cash liquidation distribution to the holders of trust securities;

       (y) upon a merger, consolidation or amalgamation of the trust permitted by the declaration of trust; or

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
       (z) in any other manner permitted under the declaration;

    E.  specific events of bankruptcy, insolvency or reorganization of Superior.

    The holders of a majority in principal amount of the outstanding debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the indenture trustee or exercising any trust or power conferred on the indenture trustee. If an event of default has occurred and is continuing, then the indenture trustee or the holders of not less than a majority in aggregate principal amount of the outstanding debentures may declare the aggregate principal amount of all the outstanding debentures to be immediately due and payable. If the indenture trustee or the holders of the debentures fail to make this declaration, the holders of at least a majority in aggregate liquidation preference of the trust preferred securities then outstanding will have this right. Upon the making of this declaration, the principal amount of, premium, if any, and accrued and unpaid interest on all the debentures then outstanding will become immediately due and payable. However, the payment of principal, premium and interest will remain subordinated to the payment of any senior secured indebtedness of Superior.

    The holders of a majority in principal amount of the outstanding debentures may cancel declarations of acceleration or waive events of default. Holders of a majority in aggregate liquidation preference of the outstanding trust preferred securities may take this action if the holders of the debentures fail to do so.

    If an event of default has occurred and is continuing because Superior failed to make any principal, premium or interest payments on the debentures, any holder of trust preferred securities may proceed directly against Superior to obtain amounts owed to him, her or it on the trust preferred securities, without waiting for any trustee to take action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

    The indenture provides that Superior will not, in a single transaction or series of related transactions, consolidate with or merge into any other person or entity, or sell, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any person or entity, or adopt a plan of liquidation, unless:

    A. Either:

       1.  Superior is the survivor of the merger or consolidation; or

       2. the surviving or transferee entity is organized and existing under the laws of the United States of America or any state or the District of Columbia and expressly assumes all of Superior's obligations under the debentures and the indenture;

    B. immediately after giving effect to the transaction, no event of default has occurred and is continuing; and

    C. the transaction is permitted under the declaration of trust and the guarantee agreement and does not result in any breach or violation of the declaration or the guarantee agreement.

    The general provisions of the indenture do not afford holders of the debentures protection in the event of a highly leveraged or other transaction involving Superior that may adversely affect holders of the debentures.

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
SATISFACTION AND DISCHARGE

    The indenture provides that when all debentures not previously delivered to the indenture trustee for cancellation:

    1.  have become due and payable;

    2. (a) will become due and payable at their stated maturity within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the indenture trustee; and

       (b) Superior has irrevocably deposited with the indenture trustee sufficient funds, in trust, to pay the principal of, premium, if any, and interest on all the outstanding debentures to the date of the deposit or to their stated maturity, as the case may be; or

    3.  have been redeemed or tendered for conversion;

then the indenture will cease to be of further effect, except as to:

       (x) surviving rights of transfer, substitution and exchange of debentures;

       (y) rights of holders to receive payment of principal of, premium, if any, and interest on the debentures; and

       (z) the rights of the indenture trustee under the indenture.

At that time, Superior will be deemed to have satisfied and discharged the indenture.

PRIORITY OF PAYMENT

    Superior has agreed, and each holder of debentures, by its acceptance of the debentures, likewise agrees, that all obligations represented by the debentures, including the payment of principal of, premium, if any, and interest on the debentures, are expressly made subordinate in right of payment to the prior payment and satisfaction in full in cash of all existing and future senior secured indebtedness of Superior.

    In the event of:

    A. any insolvency or bankruptcy case or proceeding, or any related receivership, liquidation, reorganization or other similar case or proceeding, relating to Superior, its creditors or its assets, whether voluntary or involuntary; or

    B. any total or partial liquidation, dissolution or other winding-up of Superior, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

    C. any general assignment for the benefit of creditors or any other marshaling of assets or liabilities of Superior, then:

       1. the holders of senior secured indebtedness of Superior will be entitled to receive payment and satisfaction in full in cash of all amounts due on this debt before the holders of the debentures are entitled to receive or retain any payment or distribution on the debentures;

       2. if the indenture trustee or the holder of any debenture has received any payment or distribution on the debentures before all of Superior's senior secured indebtedness is paid and satisfied in full in cash, then the indenture trustee or the holder must hold the payment or distribution in trust for the benefit of the holders of the senior secured indebtedness. Any amounts so held must be immediately paid over or delivered to the

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
           liquidating trustee or agent or other person making payment or distribution of Superior's assets for application to the payment of all senior secured indebtedness remaining unpaid.

    Unless the above provisions apply, after an event of default under Superior's senior secured indebtedness has occurred, Superior may not make any payment or distribution in respect of the debentures, and neither the indenture trustee nor any holder of any debenture may take or receive any such payment from Superior or any subsidiary of Superior. This prohibition will continue until the applicable event of default is cured, waived or ceases to exist and any related acceleration of the senior secured indebtedness has been rescinded. At that time, Superior will resume making any required payments on the debentures, including any missed payments. If the indenture trustee or the holder of any debenture has received any prohibited payment, then the payment must be paid over to the representatives of the holders of the senior secured indebtedness, in trust, for distribution to the holders of this debt. If no amounts are then due in respect of the senior secured indebtedness, the prohibited payment must be promptly returned to Superior, or otherwise distributed as a court of competent jurisdiction may direct.

    The indenture places no limitation on the amount of additional senior secured indebtedness that Superior may incur.

PAYMENT AND PAYING AGENT

    Principal of, premium, if any, and any interest on the debentures is payable, the transfer of the debentures is registerable, and the debentures are exchangeable for a like aggregate principal amount of debentures of a different authorized denomination at the corporate trust office of the indenture trustee or at the office of the agent coordinating the transfer designated by Superior. At the option of Superior, payment of interest may be made:

    (a) by check mailed to the address of the person as it appears in the securities register; or

    (b) by wire transfer of immediately available funds, provided that proper transfer instructions have been received by the relevant record date.

INFORMATION CONCERNING THE INDENTURE TRUSTEE

    The indenture trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holder of debentures, unless the holder has offered to the indenture trustee security and/or indemnity reasonably satisfactory to the indenture trustee against the costs, expenses and liabilities that might be incurred by it in compliance with the request or direction.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                   THE DEBENTURES AND THE GUARANTEE AGREEMENT

FULL AND UNCONDITIONAL GUARANTEE

    Superior has fully, irrevocably and unconditionally guaranteed payments of distributions and other amounts due on the trust preferred securities. The guarantee agreement by itself does not provide a full and unconditional guarantee because it applies only if and to the extent the trust has funds on hand and available for these payments. But taken together, Superior's obligations under the debentures, the indenture, the declaration of trust and the guarantee agreement provide, in the aggregate, a full, irrevocable and unconditional guarantee, subject to repayment of Superior's other debts with a senior claim, of these payments. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. The guarantee provided by all these documents is considered full and unconditional because:

    - Superior is unconditionally obligated under the indenture to make interest and other payments on the debentures at the same times and in the same amounts as distributions and other payments due on the trust preferred securities;

    - if Superior defaults in making these payments, holders of trust preferred securities will be able to proceed directly against Superior to enforce Superior's obligations; and

    - collectively, these documents ensure payment of the full amount of the trust's obligations under the trust preferred securities, absent any default by Superior.

    However, if and to the extent that Superior defaults and does not make interest or other payments on the debentures, the trust will not pay distributions or other amounts due on the trust preferred securities. The guarantee agreement does not cover payment of distributions on the trust preferred securities when the trust does not have sufficient funds to pay the distributions. In that case, holders of trust preferred securities would either rely on the enforcement against Superior by the property trustee of its rights as holder of the debentures or bring a legal proceeding directly against Superior to recover any amounts owed on the trust preferred securities, without waiting for the property trustee to do so. See "Description of the Trust Preferred Securities--Declaration Events of Default; Enforcement of Certain Rights by Holders of Trust Preferred Securities."

SUFFICIENCY OF PAYMENTS

    As long as payments of interest and other payments are made when due on the debentures, these payments will be sufficient to cover distributions and other payments on the trust preferred securities, primarily because:

    (1) the aggregate principal amount of the debentures is equal to the sum of the aggregate liquidation preference of the trust preferred securities and the trust common securities;

    (2) the interest rate and interest and other payment dates for the debentures match the distribution rate and distribution and other payment dates for the trust securities;

    (3) Superior will pay for any and all costs, expenses and liabilities of the trust except the trust's obligations to holders of the trust securities; and

    (4) the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

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
    Superior has the right to set-off any payment it is otherwise required to make under the indenture with and to the extent Superior has previously made, or is simultaneously making, a payment under the guarantee agreement.

LIMITED PURPOSE OF ISSUER

    The trust preferred securities represent a beneficial interest in the assets of the trust. The trust exists for the sole purpose of issuing the trust preferred securities and the trust common securities in exchange for Superior's issuance of the debentures to the trust. A principal difference between the rights of a holder of trust preferred securities and a holder of debentures is that a holder of debentures is entitled to receive from Superior the principal amount of, and interest accrued on, the debentures. However, a holder of trust preferred securities is entitled to receive distributions from the trust, or from Superior under the guarantee agreement, only if and to the extent the trust has funds on hand available for the payment of the distributions.

RIGHTS UPON DISSOLUTION

    Upon any voluntary or involuntary dissolution, winding-up, liquidation or termination of the trust involving the liquidation of the debentures, the holders of the trust preferred securities will be entitled to receive, after satisfaction of liabilities to creditors of the trust as provided by applicable law, out of the assets of the trust, a cash liquidation distribution. See "Description of the Trust Preferred Securities--Distribution of Debentures Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of Superior, the property trustee, as holder of the debentures, would be a subordinated creditor of Superior. The property trustee would be subordinated in right of payment to all senior secured indebtedness of Superior, but would be entitled to receive payment in full of principal and interest before any stockholders of Superior receive payments or distributions. Since Superior is the guarantor under the guarantee agreement and has agreed to pay all costs, expenses and liabilities of the trust, the positions of a holder of trust preferred securities and a holder of debentures relative to other creditors and to stockholders of Superior in the event of a liquidation or bankruptcy of Superior would be substantially the same.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

    In the opinion of Proskauer Rose LLP, counsel to Superior and Superior Trust I, the following are the material United States federal income tax consequences of the ownership, disposition and conversion of the trust preferred securities. This summary is for general information purposes only and does not consider all aspects of federal income taxation that may be relevant to a holder of trust preferred securities because of the holder's particular circumstances.

    This discussion is generally limited to the United States federal income tax consequences to persons that will hold the trust preferred securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

    This summary does not deal with the United States federal income tax consequences to persons subject to special treatment under the Internal Revenue Code such as

    - banks,

    - thrifts,

    - real estate investment trusts,

    - regulated investment companies,

    - insurance companies,

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
    - dealers in securities or currencies,

    - tax-exempt investors,

    - persons that will hold the trust preferred securities as a position in a "straddle," or as part of a "synthetic security" or "hedge," "conversion transaction" or other integrated investment,

    - persons that have a "functional currency" other than the United States dollar, and

    - investors in pass-through entities, such as partnerships.

Further, it does not include any description of any alternative minimum tax consequences or the consequences arising under United States federal gift and estate taxes or the tax laws of any state, local or foreign government that may be applicable to a holder of trust preferred securities. The material United States federal income tax consequences to individuals who are not citizens or residents of the United States and to foreign corporations are discussed separately below. See "--Alien Holders."

    This summary is based on the Internal Revenue Code, final and proposed Treasury regulations thereunder and administrative and judicial interpretations thereof, as of today. All of these are subject to change, possibly with retroactive effect.

    YOU ARE ADVISED TO CONSULT YOUR TAX ADVISOR AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP, DISPOSITION AND CONVERSION OF TRUST PREFERRED SECURITIES BECAUSE OF YOUR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

    In the opinion of Proskauer Rose LLP, counsel to Superior and Superior Trust I, assuming full compliance with the indenture under which Superior issued its 8 1/2% convertible subordinated debentures, the debentures are classified for United States federal income tax purposes as indebtedness of Superior under current law. By acceptance of trust preferred securities, each holder agrees to treat the debentures for such purposes as indebtedness and the trust preferred securities as evidence of an undivided ownership interest in the debentures. We cannot give you any assurance, however, that the classification of the debentures as indebtedness will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. See "--Possible Tax Law Changes." The remainder of this discussion assumes that the debentures are classified as indebtedness of Superior for United States federal income tax purposes.

CLASSIFICATION OF THE TRUST

    In the opinion of Proskauer Rose LLP, counsel to Superior and the trust, under current law and assuming full compliance with the terms of the declaration of trust under which the trust issued the trust preferred securities, the trust is classified as a grantor trust for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, a holder of trust preferred securities will generally be considered the owner of an undivided interest in the debentures. Holders are therefore required to include in their gross income their pro rata share of interest income, including original issue discount, with respect to those debentures. See "--Interest Income and Original Issue Discount."

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

    Under the indenture, so long as no event of default relating to specified events of bankruptcy, insolvency or reorganization of Superior has occurred and is continuing, Superior has the option to defer the payment of interest on the debentures at any time or from time to time for a period not exceeding 20 consecutive quarters. Superior believes, and takes the position, that its option to extend the interest period causes the debentures to be subject to the original issue discount rules for United States federal income tax purposes. Proskauer Rose LLP believes that the occurrence of an interest deferral is not "remote" within the meaning of the applicable Treasury regulations, and that this position is therefore correct. However, there is no authority directly on point and the IRS could take a contrary position. If the likelihood of this occurrence were remote, the original issue discount rules would not apply unless the trust preferred securities initially traded at a discount to their liquidation amount, as discussed below, or unless and until an interest deferral occurred.

    Because the debentures are subject to the original issue discount rules, all of a holder's taxable interest income with respect to the debentures must be accounted for as original issue discount on a constant yield method regardless of the holder's method of accounting. In addition, actual distributions of interest will not be reported as taxable income. A holder's tax basis for the trust preferred securities, which generally equals the cost of the trust preferred securities to the holder, will be increased by the amounts of original issue discount accrued into income and will be decreased by cash distributions of interest. The amount of original issue discount that will be recognized in any quarterly interest payment period will approximately equal the amount of income that accrues on the debentures in that quarter at the stated interest rate. Should the original issue discount rules not apply, stated interest will be includible in a holder's gross income in accordance with the holder's regular method of accounting.

    Because the fair market value of trust preferred securities on the date they were issued, as measured by the mean between the highest and lowest trading prices on the New York Stock Exchange, was less than their $50 liquidation amount, the debentures will be deemed to have been issued with additional original issue discount equal to that difference, in the amount of $12.50 per unit. This original issue discount will be includible in your taxable income on a constant yield basis over the term of the debentures.

    If Superior exercises its option to defer a payment of interest, holders will be required to continue to include original issue discount in gross income even though the trust will not make any actual cash payments during the interest deferral period.

    If a holder disposes of trust preferred securities before the record date for payment of a distribution or during an interest deferral period, that holder will include interest (original issue discount) in gross income but will not receive any cash from the trust. The same is true if a holder converts trust preferred securities into Superior common stock prior to the payment of a distribution, except if the conversion occurs after a call for redemption that occurs after the record date for that payment.

    Because income on the trust preferred securities constitutes original issue discount, or if the original issue discount rules do not apply, interest, rather than dividends, corporate holders of the trust preferred securities are not entitled to a dividends-received deduction with respect to any income recognized with respect to the trust preferred securities.

MARKET DISCOUNT, ACQUISITION PREMIUM AND AMORTIZABLE BOND PREMIUM

    A purchaser of trust preferred securities at a price less than their adjusted issue price, which equals the original issue price of $50 per trust preferred security plus any accrued original issue discount, acquires the trust preferred securities with "market discount" unless the difference is less than a specified DE MINIMIS amount. Such a purchaser will be required to treat any gain on the sale, exchange, redemption or other disposition of all or part of the trust preferred securities as ordinary income to the extent of accrued, but not previously taxed, market discount. Market discount generally will accrue ratably during the period from the date of purchase of the trust preferred securities to the maturity date of the debentures, unless the holder irrevocably elects to include in income such market discount on the basis of a constant interest rate.

    A holder who has acquired trust preferred securities at a market discount generally will be required to defer any deductions of interest expense attributable to any indebtedness incurred or continued to purchase or carry the trust preferred securities, to the extent such interest expense exceeds the related interest income. Any such deferred interest expense generally will be allowable as a deduction in the year in which the related market discount income is recognized. As an alternative to the inclusion of market discount in income upon disposition of all or a portion of the trust preferred securities or the related debentures, a holder may make an election, which may not be revoked without the IRS's consent, to include market discount in income as it accrues on all market discount instruments acquired by the holder during or after the taxable year for which the election is made. In that case, the preceding deferral rule for interest expense will not apply.

    A purchaser of trust preferred securities at a price in excess of the adjusted issue price acquires the trust preferred securities with "acquisition premium." To the extent the purchase price is at least equal to the aggregate amount payable on the trust preferred securities, other than qualified stated interest, the purchaser will not be required to include in income any original issue discount. If the purchase price is less than these amounts, but in excess of the adjusted issue price, the purchaser will reduce the original issue discount the purchaser would otherwise include in income by an amount corresponding to the ratio of

    (1) the excess of the purchase price over the adjusted issue price as of the purchase date to

    (2) the excess of the aggregate amount payable on the trust preferred securities, other than qualified stated interest, after the purchase date, over the adjusted issue price.

    To the extent that a purchaser purchases trust preferred securities for an amount in excess of the aggregate amount payable on the trust preferred securities after the purchase date, other than qualified stated interest, the excess is "amortizable bond premium." A purchaser may elect to amortize bond premium over the remaining term of the trust preferred securities on a constant yield method. If such an election is made, the amount of bond premium allocable to any accrual period is offset against the interest allocable to the accrual period and any excess may be deducted, subject to limitations. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the purchaser and may be revoked only with the consent of the IRS.

REDEMPTION OF TRUST PREFERRED SECURITIES FOR DEBENTURES UPON LIQUIDATION OF THE
  TRUST

    Under certain circumstances, the debentures may be distributed to holders in exchange for the trust preferred securities. Under current law, this distribution will be treated, for United States federal income tax purposes, as a nontaxable event. A holder will receive an aggregate tax basis in the debentures distributed equal to the holder's aggregate tax basis in his, her or its trust preferred securities. The holding period in the debentures received would include the period during which the holder held the trust preferred securities. If, however, the exchange is caused by a Tax Event and the trust is treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to both holders and the trust. In this case, a holder would recognize gain or loss as if he, she or it had exchanged trust preferred securities for the debentures. A holder will include interest income on a debenture received from the trust in the manner described above under "--Interest Income and Original Issue Discount."

SALES OF TRUST PREFERRED SECURITIES

    A holder who sells trust preferred securities will be considered to have disposed of all or part of his, her or its pro rata share of the debentures. The holder will recognize gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and his, her or its adjusted tax basis in the trust preferred securities. The holder's tax basis in a trust preferred security will be increased by the amount of any original issue discount that is included in the holder's income, and will be decreased by the amount of any payments, including stated interest, made by Superior on the debentures. In general, subject to the rules concerning market discount discussed above, any gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the trust preferred securities were held for more than one year at the time of sale. The 20% maximum tax rate on long-term capital gains would apply to capital assets held by an individual for more than one year.

    The trust preferred securities may trade at a price that does not accurately reflect accrued but unpaid interest with respect to the underlying debentures. If a holder disposes of trust preferred securities between the record dates for payments of distributions, he, she or it will be required to include in income as ordinary income any accrued but unpaid interest (original issue discount) on the debentures to the day before the date of disposition. The holder must also add that amount to the holder's adjusted tax basis in his, her or its pro rata share of the underlying debentures deemed disposed of. To the extent the selling price is less than the adjusted tax basis, the holder will recognize a capital loss. Subject to certain limited exceptions and to a limited extent, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF TRUST PREFERRED SECURITIES INTO SUPERIOR COMMON STOCK

    A holder will not recognize income, gain or loss upon the conversion of the trust preferred securities into Superior common stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Superior common stock generally equal to the amount of cash received less the holder's tax basis in such fractional share. The holder's tax basis in Superior common stock received upon conversion should generally be equal to his, her or its tax basis in the trust preferred securities exchanged, less the basis allocated to any fractional share for which cash is received. The holding period in the Superior common stock received upon conversion should generally begin on the date the holder acquired the trust preferred securities. Any accrued market discount with respect to the trust preferred securities is carried forward to the Superior common stock received upon conversion and, to the extent of gain recognized on a subsequent taxable disposition of the Superior common stock, will be treated as ordinary income.

ADJUSTMENT OF CONVERSION PRICE

    Section 305 of the Internal Revenue Code treats as a distribution taxable as a dividend, to the extent of the issuing corporation's current or accumulated earnings and profits, certain actual or constructive distributions of stock with respect to stock or convertible securities. Under the Treasury regulations, an adjustment in the conversion price of the debentures may, under certain circumstances, be treated as a constructive dividend. A holder of trust preferred securities would be required to include the amount of any such constructive dividend in gross income but would not receive any cash. In addition, the holder's tax basis in the trust preferred securities would be increased by the amount of any such constructive dividend.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    In general, information reporting to the IRS with respect to certain holders will apply to original issue discount accruing on, and payments of principal and proceeds from the sale of, the trust preferred securities or the debentures, if distributed to and held directly by holders, as well as distributions with respect to and proceeds from the sale of Superior common stock received on conversion of trust preferred securities.

    A holder may be subject to backup withholding at a rate of 31% with respect to payments on, and proceeds from the sale of, the trust preferred securities or the debentures, if they are distributed to and held directly by holders, as well as on and from the sale of any Superior common stock received on conversion, unless the holder:

    (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that status; or

    (b) provides a correct taxpayer identification number, certifies no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules.

Holders should consult with their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    Backup withholding is not an additional tax. Any amount withheld as backup withholding would be refunded or credited against a holder's United States federal income tax liability, provided that the required information is provided to the IRS.

ALIEN HOLDERS

    For purposes of this discussion, an "alien holder" is any individual, corporation, partnership, estate or trust that is, as to the United States, a non-resident alien individual or a foreign corporation, partnership, estate or trust.

    Under present United States federal income tax law:

    (1) Payments by the trust or any of its paying agents to any holder of trust preferred securities that is an alien holder will not be subject to United States federal income or withholding tax, provided that:

       (a) the beneficial owner of the trust preferred security does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Superior entitled to vote;

       (b) the beneficial owner of the trust preferred security is not a controlled foreign corporation that is related to Superior through stock ownership;

       (c) either:

           (A) the beneficial owner of the trust preferred security certifies to the trust or its agent, under penalties of perjury, that he, she or it is not a United States holder and provides his, her or its name and address; or

           (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the trust preferred security certifies to the trust or its agent under penalties of perjury that such statement has been received by it from the beneficial owner or by an intermediary financial institution and furnishes the trust or its agent with a copy thereof; and

       (d) such payments are not effectively connected with the conduct by the alien holder of a trade or business in the United States; and

    (2) An alien holder of a trust preferred security will not be subject to United States federal income or withholding tax on any gain realized upon the sale or other disposition of such trust preferred security unless:

       (a) the alien holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions apply; or

       (b) the gain is effectively connected with the conduct by the alien holder of a trade or business in the United States.

    Under recently finalized Treasury regulations, the certification requirement referred to in (1) (c) above may also be satisfied with other documentary evidence for payments made after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.

POSSIBLE TAX LAW CHANGES

    Legislation has been introduced in the United States Congress in the past that, if enacted, would have denied an interest deduction to issuers of instruments such as the debentures that were issued after the date such legislation was proposed. No such legislation is currently pending. We cannot assure you, however, that similar legislation will not ultimately be enacted into law, possibly with retroactive effect, or that there will not be other developments that would adversely affect the tax treatment of the debentures. Such developments could result in the occurrence of a Tax Event, possibly leading to the distribution of the debentures to the holders of the trust preferred securities in exchange for the trust preferred securities. See "Description of the Trust Preferred Securities--Special Event Exchange."

    Superior is aware of at least one case, involving Enron Corporation, now pending before the United States Tax Court where the IRS initially sought to disallow the deduction for interest expense on securities that are similar to, although different in a number of respects from, the debentures. Such securities were issued in 1993 and 1994 to partnerships that, in turn, issued "monthly income preferred securities." In a stipulation filed in the Tax Court, the IRS conceded that Enron was entitled to deduct its interest expense on the securities.

                                 LEGAL MATTERS

    Certain matters of Delaware law relating to the validity of the trust preferred securities have been passed upon for the trust by Morris, Nichols, Arsht & Tunnell, special Delaware counsel to the trust. The validity of the debentures, the Superior common stock issuable upon conversion thereof and the guarantee agreement, and certain legal matters relating thereto, have been passed upon for Superior by Proskauer Rose LLP, New York, New York.

    Proskauer Rose LLP, New York, New York, counsel to Superior and the trust, has passed upon for Superior and the trust the material federal income tax consequences relating to the trust preferred securities and the debentures.

                                    EXPERTS

    The consolidated financial statements of Superior TeleCom Inc. and subsidiaries incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933 relating to the 8 1/2% trust convertible preferred securities of Superior Trust I, the 8 1/2% convertible subordinated debentures of Superior and the shares of common stock of Superior issuable upon conversion of the trust preferred securities and the debentures. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

    Superior files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy these documents at the following locations of the Securities and Exchange
Commission:

Securities and Exchange        Securities and Exchange        Securities and Exchange
  Commission                   Commission                     Commission
Judiciary Plaza, Room 1024     Seven World Trade Center,      Citicorp Center
450 Fifth Street, N.W.         Suite 1300                     500 West Madison Street
Washington, D.C. 20549         New York, New York 10048       Suite 1400
                                                              Chicago, Illinois 60661

    You can request copies of these documents by contacting the Securities and Exchange Commission and paying a fee for the copying cost. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Superior's filings also are available to the public on the Securities and Exchange Commission's web site at http://www.sec.gov and may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Securities and Exchange Commission allows us to "incorporate by reference" the information contained in documents that Superior files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that Superior filed with the Securities and Exchange Commission prior to the date of this prospectus, while information that Superior files later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings Superior will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

    1. Superior's Annual Report on Form 10-K for the eighth-month transitional period ended December 31, 1998;

    2. Superior's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1999 and June 30, 1999; and

    3. The description of Superior common stock contained in Superior's registration statement on Form 8-A filed on October 2, 1996, including any amendment or report filed with the Securities and Exchange Commission for purposes of updating this description.

    You may request a copy of these filings, at no cost, by writing or telephoning us at:

                               Superior TeleCom Inc.
                                1601 Wall Street
                           Fort Wayne, Indiana 46802
                                 (219) 461-4000
                            Attention: Melanie Hall

    We have not authorized anyone to give any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this prospectus are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus, unless the information specifically indicates that another date applies.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    An estimate of the fees and expenses of issuance and distribution (other than discounts and commissions) of the Trust Preferred Securities offered hereby (all of which will be paid by Superior) is as follows:

SEC registration fee.............................................  $  19,251
Legal fees and expenses..........................................      5,000
Accounting fees and expenses.....................................      5,000
                                                                   ---------
  Total..........................................................  $  29,251
                                                                   ---------
                                                                   ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Superior's Certificate of Incorporation and Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. Superior has also purchased and maintains insurance for its officers, directors, employees or agents against liabilities that an officer, a director, an employee or an agent may incur in his or her capacity as such.

ITEM 16. EXHIBITS

EXHIBIT NO.                                             EXHIBIT DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------

        2.1    Agreement and Plan of Merger, dated as of October 21, 1998, by and among Superior TeleCom Inc., SUT
               Acquisition Corp. and Essex International Inc. (incorporated herein by reference to Appendix A-1 to the Joint Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4
               (Registration No. 333-68889) of Superior TeleCom Inc. and Superior Trust I, as filed with the
               Securities and Exchange Commission on December 14, 1998 (as amended, the "Form S-4")).

        2.2    Amendment No. 1 to Agreement and Plan of Merger, dated as of February 24, 1999, by and among Superior
               TeleCom Inc., SUT Acquisition Corp. and Essex International Inc. (incorporated herein by reference to
               Appendix A-2 to the Joint Proxy Statement/Prospectus filed as part of the Form S-4).

        4.1    Certificate of Incorporation of Superior TeleCom Inc. (incorporated herein by reference to Exhibit
               3.2 to the Registration Statement on Form S-1 (Registration No. 333-09933) of Superior TeleCom Inc.,
               as filed with the Securities and Exchange Commission on August 9, 1996 (as amended, the "Form S-1")).

        4.2    Certificate of Amendment, dated July 12, 1996, to the Certificate of Incorporation of Superior
               TeleCom Inc. (incorporated herein by reference to Exhibit 3.2 to the Form S-1).

        4.3    Certificate of Amendment, dated August 6, 1996, to the Certificate of Incorporation of Superior
               TeleCom Inc. (incorporated herein by reference to Exhibit 3.3 to the Form S-1).

EXHIBIT NO.                                             EXHIBIT DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
        4.4*   Certificate of Amendment, dated March 31, 1999, to the Certificate of Incorporation of Superior
               TeleCom Inc.

        4.5    Bylaws of Superior TeleCom Inc. (incorporated herein by reference to Exhibit 3.4 to the Form S-1).

        4.6*   Amended and Restated Declaration of Trust of Superior Trust I, dated as of March 31, 1999, among
               Superior TeleCom Inc., American Stock Transfer & Trust Company, as Property Trustee, Wilmington Trust
               Company, as Delaware Trustee, and the Administrative Trustees named therein.

        4.7*   Indenture for the 8 1/2% Convertible Subordinated Debentures Due 2014, dated as of March 31, 1999, between Superior TeleCom Inc. and American Stock Transfer & Trust Company, as Indenture Trustee.

        4.8*   Preferred Securities Guarantee Agreement, dated as of March 31, 1999, between Superior TeleCom Inc.
               and American Stock Transfer & Trust Company, as Guarantee Trustee.

        5.1*   Opinion of Proskauer Rose LLP, counsel to Superior TeleCom Inc., as to the legality of the 8 1/2%
               Convertible Subordinated Debentures, the Superior Common Stock and the Preferred Securities Guarantee
               Agreement being registered hereby.

        5.2*   Opinion of Morris, Nichols, Arsht & Tunnell, special counsel to Superior Trust I, as to the legality of the 8 1/2% Trust Convertible Preferred Securities being registered hereby.

        8.1*   Opinion of Proskauer Rose LLP, counsel to Superior TeleCom Inc. and Superior Trust I, as to the
               federal tax consequences relating to the 8 1/2% Trust Convertible Preferred Securities and the 8 1/2%
               Convertible Subordinated Debentures.

       12.1*   Statement of ratios of combined fixed charges and preference dividends to earnings (included on page
               11 of this Registration Statement).

       23.1*   Consent of Proskauer Rose LLP with respect to the legality of the 8 1/2% Convertible Subordinated
               Debentures, the Superior Common Stock and the Preferred Securities Guarantee Agreement being registered hereby (contained in Exhibit 5.1).

       23.2*   Consent of Morris, Nichols, Arsht & Tunnell with respect to the legality of the 8 1/2% Trust
               Convertible Preferred Securities being registered hereby (contained in Exhibit 5.2).

       23.3*   Consent of Arthur Andersen LLP, independent public accountants, with respect to the financial statements of Superior TeleCom Inc.

       24.1*   Power of Attorney (included on signature page).

       99.1*   Registration Rights Agreement, dated as of March 17, 1999, among Superior TeleCom Inc., Superior
               Trust I and the individuals and entities named in Schedule I thereto.

------------------------

    *   Filed herewith.

ITEM 17. UNDERTAKINGS

    The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrants hereby undertake that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 17, 1999.

                                SUPERIOR TELECOM INC.

                                By:  /s/ STEVEN S. ELBAUM
                                     -----------------------------------------
                                     Name: Steven S. Elbaum
                                     Title: Chairman of the Board and
                                          Chief Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints, jointly and severally, Steven S. Elbaum, David
S. Aldridge and Stewart Wahrsager, or any of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to act, without the other, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-3 of Superior TeleCom Inc. and Superior Trust I, and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

                                Chairman of the Board and
     /s/ STEVEN S. ELBAUM         Chief Executive Officer
------------------------------    (principal executive         August 17, 1999
       Steven S. Elbaum           officer)

                                Chief Financial Officer
    /s/ DAVID S. ALDRIDGE         (principal financial
------------------------------    officer and principal        August 17, 1999
      David S. Aldridge           accounting officer)

    /s/ EUGENE P. CONNELL       Director
------------------------------                                 August 17, 1999
      Eugene P. Connell

    /s/ ROBERT J. LEVENSON      Director
------------------------------                                 August 17, 1999
      Robert J. Levenson

          SIGNATURES                       TITLE                    DATE
------------------------------  ---------------------------  -------------------

    /s/ CHARLES Y. C. TSE       Director
------------------------------                                 August 17, 1999
      Charles Y. C. Tse

      /s/ BRAGI F. SCHUT        Director
------------------------------                                 August 17, 1999
        Bragi F. Schut

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on August 17, 1999.

                                SUPERIOR TRUST I

                                By:  /s/ STEWART H. WAHRSAGER
                                     -----------------------------------------
                                     Name: Stewart H. Wahrsager
                                     Title: Administrative Trustee

                                 EXHIBIT INDEX

       2.1   Agreement and Plan of Merger, dated as of October 21, 1998, by and among Superior
             TeleCom Inc., SUT Acquisition Corp. and Essex International Inc. (incorporated herein by reference to Appendix A-1 to the Joint Proxy Statement/Prospectus filed as part of the Registration Statement on Form S-4 (Registration No. 333-68889) of
             Superior TeleCom Inc. and Superior Trust I, as filed with the Securities and
             Exchange Commission on December 14, 1998 (as amended, the "Form S-4")).
       2.2   Amendment No. 1 to Agreement and Plan of Merger, dated as of February 24, 1999, by and among Superior TeleCom Inc., SUT Acquisition Corp. and Essex International Inc.
             (incorporated herein by reference to Appendix A-2 to the Joint Proxy
             Statement/Prospectus filed as part of the Form S-4).
       4.1   Certificate of Incorporation of Superior TeleCom Inc. (incorporated herein by reference to Exhibit 3.2 to the Registration Statement on Form S-1 (Registration No.
             333-09933) of Superior TeleCom Inc., as filed with the Securities and Exchange
             Commission on August 9, 1996 (as amended, the "Form S-1")).
       4.2   Certificate of Amendment, dated July 12, 1996, to the Certificate of Incorporation of Superior TeleCom Inc. (incorporated herein by reference to Exhibit 3.2 to the
             Form S-1).
       4.3   Certificate of Amendment, dated August 6, 1996, to the Certificate of Incorporation of Superior TeleCom Inc. (incorporated herein by reference to Exhibit 3.3 to the
             Form S-1).
       4.4*  Certificate of Amendment, dated March 31, 1999, to the Certificate of Incorporation of Superior TeleCom Inc.
       4.5   Bylaws of Superior TeleCom Inc. (incorporated herein by reference to Exhibit 3.4 to the Form S-1).
       4.6*  Amended and Restated Declaration of Trust of Superior Trust I, dated as of March 31,
             1999, among Superior TeleCom Inc., American Stock Transfer & Trust Company, as
             Property Trustee, Wilmington Trust Company, as Delaware Trustee, and the
             Administrative Trustees named therein.
       4.7*  Indenture for the 8 1/2% Convertible Subordinated Debentures Due 2014, dated as of
             March 31, 1999, between Superior TeleCom Inc. and American Stock Transfer & Trust
             Company, as Indenture Trustee.
       4.8*  Preferred Securities Guarantee Agreement, dated as of March 31, 1999, between
             Superior TeleCom Inc. and American Stock Transfer & Trust Company, as Guarantee
             Trustee.
       5.1*  Opinion of Proskauer Rose LLP, counsel to Superior TeleCom Inc., as to the legality of the 8 1/2% Convertible Subordinated Debentures, the Superior Common Stock and the
             Preferred Securities Guarantee Agreement being registered hereby.
       5.2*  Opinion of Morris, Nichols, Arsht & Tunnell, special counsel to Superior Trust I, as to the legality of the 8 1/2% Trust Convertible Preferred Securities being registered hereby.
       8.1*  Opinion of Proskauer Rose LLP, counsel to Superior TeleCom Inc. and Superior Trust
             I, as to the federal tax consequences relating to the 8 1/2% Trust Convertible
             Preferred Securities and the 8 1/2% Convertible Subordinated Debentures.
      12.1*  Statement of ratios of combined fixed charges and preference dividends to earnings
             (included on page 11 of this Registration Statement).
      23.1*  Consent of Proskauer Rose LLP with respect to the legality of the 8 1/2% Convertible
             Subordinated Debentures, the Superior Common Stock and the Preferred Securities
             Guarantee Agreement being registered hereby (contained in Exhibit 5.1).
      23.2*  Consent of Morris, Nichols, Arsht & Tunnell with respect to the legality of the
             8 1/2% Trust Convertible Preferred Securities being registered hereby (contained in
             Exhibit 5.2).
      23.3*  Consent of Arthur Andersen LLP, independent public accountants, with respect to the financial statements of Superior TeleCom Inc.
      24.1*  Power of Attorney (included on signature page).
      99.1*  Registration Rights Agreement, dated as of March 17, 1999, among Superior TeleCom
             Inc., Superior Trust I and the individuals and entities named in Schedule I thereto.

------------------------

*   Filed herewith.